As filed with the Securities and Exchange Commission on June 26, 2007
Registration No. 333-140800

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Amendment No. 2
to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OmniReliant Holdings, Inc.
(Name of small business issuer in its charter)

Nevada	2844	54-2153837
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

4902 Eisenhower Blvd., Suite 185
Tampa, FL 33634
  (813) 885-5998
(Address and telephone number of principal executive offices and principal place of business)

Christopher Phillips, CEO
4902 Eisenhower Blvd., Suite 185
Tampa, FL 33634
  (813) 885-5998
(Name, address and telephone number of agent for service)

Copies to:
Darrin Ocasio, Esq.
Sichenzia Ross Friedman Ference, LLP
61 Broadway
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. o ________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock	3,300,000 (2)	$3.35	$11,055,000	$339.39
Common stock	900,000 (3)	$3.35	$3,015,000	$92.56
	4,200,000		$34,170,000	$1,331.95*

* Previously Paid

(1) Includes shares of our common stock, par value $0.00001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of preferred stock and warrants held by the selling stockholder. The amount to be registered includes a good faith estimate of the number of shares issuable upon conversion of the preferred stock and warrants. Should the conversion ratio of our preferred stock result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Represents shares underlying series A 10% convertible preferred stock and dividends.

(3) Represents shares underlying the series BD-1, BD-2 and BD-3 warrants.

(4) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over the Counter Bulletin Board on January 29, 2007, which was $3.35 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 26, 2007

OMNIRELIANT HOLDINGS, INC.
4,200,000 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholder of up to 4,200,000 shares of our common stock, underlying (i) series A 10% convertible preferred stock, and (ii) series BD-1, series BD-2, and series BD-3 warrants. The preferred stock has a fixed conversion price of $1.00 and is convertible into an aggregate of 3,000,000 shares of common stock. The series BD-1 warrants have an exercise price of $1.00 and a term of ten (10) years and are exercisable into an aggregate of 300,000 shares of common stock. The series BD-2 warrants have an exercise price of $1.50 and a term of ten (10) years and are exercisable into an aggregate of 300,000 shares of common stock. The series BD-3 warrants have an exercise price of $3.00 and a term of ten (10) years and are exercisable into an aggregate of 300,000 shares of common stock.

The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder may be deemed an underwriter of the shares of common stock, which it is offering. We will pay the expenses of registering these shares.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol "ORHI". The last reported sales price per share of our common stock as reported by the Over the Counter Bulletin Board on June 22, 2007, was $3.60.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2007.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by OmniReliant Holdings, Inc. with the Securities and Exchange Commission. The selling stockholder may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Table Of Contents

Prospectus Summary	1

Risk Factors	2

Use of Proceeds	6

Market for Common Equity and Related Stockholder Matters	6

Description of Business	6

Description of Property	9

Management’s Discussion and Analysis of Financial Condition, Results of Operations and Plan of Operation	9

Legal Proceedings	13

Management	13

Executive Compensation	15

Security Ownership of Certain Beneficial Owners and Management	16

Description of Securities	17

Plan of Distribution	19

Selling Stockholder	21

Certain Relationships and Related Transactions	22

Additional Disclosures	23

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	24

Legal Matters	25

Experts	25

Available Information	26

Financial Statements	F-1

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

OMNIRELIANT HOLDINGS, INC.

We are engaged in the creation, design, distribution, and sale of affordable luxury products. We plan to make these products available to U.S. and international consumers through direct response infomercials, live shopping networks, ecommerce, direct mail and traditional retail channels. We plan   to initially focus on bringing the Kathy Hilton “Private Beauty Spa” product line to market, after which we plan to develop other personalities and designer licenses. Ms. Hilton, who is the wife of Rick Hilton, the grandson of the Hilton Hotel founder, has agreed to appear in our planned television segments and infomercials.

We are a development stage company and have generated minimal revenues to date.

Our principal offices are located at 4902 Eisenhower Blvd., Suite 185, Tampa, FL 33634, and our telephone number is (813) 885-5998. We are a Nevada corporation.

The Offering
Common stock offered by selling stockholder
Up to 4,200,000 shares, underlying preferred stock and warrants and assuming full conversion of the preferred stock and warrants (includes a good faith estimate of the shares underlying the preferred stock and warrants). This number represents approximately 42.5% of our then current outstanding stock.

Common stock to be outstanding after the offering	Up to 18,000,000 shares assuming the full conversion of the preferred stock and warrants
Use of proceeds
We will not receive any proceeds from the sale of the common stock underlying the preferred stock and warrants. We received net proceeds of $1,855,813 in connection with the issuance of the preferred stock and warrants to the selling stockholder. We plan to use the proceeds for working capital and the development of our business plan.

Ticker Symbol	ORHI

The above information regarding common stock to be outstanding after the offering is based on 13,800,000 shares of common stock outstanding as of June 25, 2007 and assumes the subsequent conversion of the preferred stock and warrants by our selling stockholder.

Terms of Convertible Preferred Stock and Warrant Financing

On November 22, 2006, we entered into a Preferred Stock Purchase Agreement with Vicis Capital Master Fund, pursuant to which Vicis purchased 3,000 shares of our series A 10% convertible preferred stock (the “Preferred Stock”), 3,000,0000 Series A-1 warrants, and 3,000,000 series A-2 common stock purchase warrants (collectively, the “Warrants”) for an aggregate purchase price of $3,000,000.

In addition, we entered into a registration rights agreement with Vicis pursuant to which we agreed to file, within 90 days after the closing, a registration statement covering the common stock issuable upon conversion of the Preferred Stock and exercise of the Warrants. The failure of OmniReliant to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages.

The Preferred Stock has a fixed conversion price of $1.00 and is convertible into an aggregate of 3,000,000 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 10% which is payable quarterly, at the option of OmniReliant, either in cash or in shares of registered common stock at a 10% discount to the Company’s stock price.

The series A-1 warrants have an exercise price of $1.50 and a term of five (5) years. The series A-2 warrants have an exercise price of $3.00 and a term of ten (10) years.

The conversion price of the Preferred Stock and the exercise price of the Warrants are subject to adjustment in certain instances, including the issuance by OmniReliant of securities with a lower conversion or exercise price. The Series A preferred stock has no voting rights, except as required by law.

Midtown Partners & Co., LLC (“Midtown Partners”), which served as the placement agent in connection with the Preferred Stock Purchase Agreement, received aggregate placement agent fees of approximately $300,000, as well as the following common stock purchase warrants: (a) series BD-1 common stock purchase warrants entitling Midtown Partners to purchase 300,000 shares of common stock at an exercise price of one dollar ($1.00) per share, (b) series BD-2 common stock purchase warrants entitling Midtown Partners to purchase 300,000 shares of common stock at an exercise price of one dollar and fifty cents ($1.50) per share, and (c) series BD-3 common stock purchase warrants entitling Midtown Partners to purchase 300,000 shares of common stock at an exercise price of three dollars ($3.00) per share. The Series BD warrants have a term of ten years. Midtown Partners & Co., LLC is an NASD registered broker-dealer.

Pursuant to a verbal agreement, Apogee Financial Investments, Inc., a merchant bank, received a cash fee of $125,000 for consulting and due diligence services rendered in connection with the transactions.

See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the Preferred Stock and Warrants.
RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS:

Fluctuations in our operating results and announcements and developments concerning our business affect our stock price.

Our quarterly operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the completion of existing agreements and other developments affecting us, could cause the market price of our common stock to fluctuate substantially.

As a result of the Exchange Agreement, our expenses will increase significantly.

As a result of the Exchange Agreement, our ongoing expenses are expected to increase significantly, including expenses in compensation to our officers, ongoing public company expenses, including increased legal and accounting expenses as a result of our status as a reporting company and the requirement that we register the shares underlying the preferred stock and warrants issued pursuant to the Purchase Agreement, expenses incurred in complying with the internal controls requirements of the Sarbanes-Oxley Act, and obligations incurred in connection with the reverse acquisition. Our failure to generate sufficient revenue and gross profit could result in reduced profits or increased losses as a result of the additional expenses.

Our officers and directors are involved in other businesses which may cause them to devote less time to our business.

Our officers' and directors' involvement with other businesses may cause them to allocate their time and services between us and other entities. Consequently, they may give priority to other matters over our needs which may materially cause us to lose their services temporarily which could affect our operations and profitability.

We are dependent upon third party suppliers to provide our products, and the loss of these suppliers or a disruption or interruption in the supply chain may adversely affect our business.

We do not manufacture any of our products. We have obtained the rights to market and sell products manufactured by Guaber, S.P.A., an Italian manufacturer. The loss of these rights or a significant disruption or interruption in the supply chain could have a material adverse effect on our business.

Our success depends, in part, on the quality and safety of our products.

Our success depends, in part, on the quality and safety of our products. If our products are found to be defective or unsafe, or if they otherwise fail to meet our customers’ standards, our relationship with our customers could suffer, our brand appeal could be diminished, and we could lose market share and/or become subject to liability claims, any of which could result in a material adverse effect on our business, results of operations and financial condition.

Our business is conducted worldwide primarily in one channel, direct selling .

We plan to market our products primarily through home shopping television channels and infomercials. If consumers change their purchasing habits, such as by reducing purchases of beauty and related products through home shopping television channels and infomercials, this could reduce our sales and have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATING TO OUR CURRENT FINANCING ARRANGEMENT:

There are a large number of shares underlying our Series A convertible preferred stock and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

The Company has entered into a Securities Purchase Agreement with Vicis Capital Master Fund pursuant to which Vicis purchased 3,000 shares of the Company’s series A 10% convertible preferred stock (the “Preferred Stock”) and 6,000,000 common stock purchase warrants. The Preferred Stock has a conversion price of $1.00 and is convertible into an aggregate of 3,000,000 shares of the Company’s common stock. The series A-1 warrants have an exercise price of $1.50, and the series A-2 warrants have an exercise price of $3.00.   The conversion price of the Preferred Stock and the exercise price of the Warrants are subject to adjustment in certain instances, including the issuance by the Company of securities with a lower conversion or exercise price.

In addition, in connection with the Securities Purchase Agreement, the Company issued an aggregate of 900,000 common stock purchase warrants to Midtown Partners & Co., LLC, which served as the Company’s placement agent. The warrants are exercisable at prices which are below the current market price of our common stock, as follows: one-third of the warrants issued to Midtown are exercisable at $1.00 per share, one-third are exercisable at $1.50 per share, and the remaining one-third are exercisable at $3.00 per share.

The sale of these shares underlying the Preferred Stock and Warrants may adversely affect the market price of our common stock.

RISKS RELATING TO OUR COMMON STOCK:

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholder to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Directors and Executive Officers Beneficially Own Approximately 60% of Our Common Stock; Their Interests Could Conflict with Yours; Significant Sales of Stock Held by Them Could Have a Negative Effect on Our Stock Price; Stockholders May be Unable to Exercise Control.

As of June 25, 2007, our executive officers, directors and affiliated persons beneficially owned approximately 60% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

•	elect or defeat the election of our directors;
•	amend or prevent amendment of our articles of incorporation or bylaws;
•	effect or prevent a merger, sale of assets or other corporate transaction; and
•	control the outcome of any other matter submitted to the stockholders for vote.

As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Because we may be subject to the “penny stock” rules, you may have difficulty in selling our common stock.

If our stock price is less than $5.00 per share, our stock may be subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We may be required in the future to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We received gross proceeds of $3,000,000 in connection with the sale of the preferred stock. We will not receive any additional proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise of the warrants. We expect to use the additional proceeds for general working capital purposes.
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Shares of the Company’s common stock are quoted on the Over the Counter Bulletin Board ("OTCBB") under the symbol ORHI. Our shares were listed for trading in July, 2006. The following table sets forth, since July, 2006, the range of high and low intraday closing bid information per share of our common stock as quoted on the Over The Counter Bulletin Board.

Quarter Ended	High ($)	Low ($)
June 30, 2007 (through June 25, 2007)	3.60	2.50
March 31, 2007	3.875	2.50
December 31, 2006	3.00	0.10
September 30, 2006	0.10	0.10

Dividend Policy

The Company has not paid or declared any dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future.

The Preferred Stock pays an annual dividend of 10% which is payable quarterly, at the option of OmniReliant, either in cash or in shares of registered common stock at a 10% discount to the Company’s stock price.

DESCRIPTION OF BUSINESS

Organizational History

OmniReliant Holdings, Inc. fka Willowtree Advisor, Inc. (the “Company”) engages in the creation, design, distribution, and sale of affordable luxury products. The Company plans to make these products available to U.S. and international consumers through direct response infomercials, live shopping networks, ecommerce, direct mail and traditional retail channels.  The Company will first focus on bringing the Kathy Hilton “Private Beauty Spa” product line to market, after which the Company plans to develop other personalities and designer licenses. Ms. Hilton, who is the wife of Rick Hilton, the grandson of the Hilton Hotel founder, has agreed to appear in television segments and infomercials.

On November 22, 2006, the Company fka Willowtree Advisor, Inc. entered into a Securities Purchase Agreement (the “Common Stock Purchase Agreement”) with OmniReliant Corporation and Cynthia Allison, pursuant to which OmniReliant Corporation purchased 5,000,000 shares of the Company’s common stock from Ms. Allison. Also on November 22, 2006, the Company entered into an exchange agreement (the “Exchange Agreement”) pursuant to which the Company acquired one hundred percent (100%) of the equity of OmniReliant Corporation from, the stockholders of OmniReliant Corporation. Contemporaneously, the Company entered into a securities purchase agreement with an accredited investor for the sale of convertible preferred stock and warrants for an aggregate purchase price of $3,000,000 (the “Preferred Stock Purchase Agreement”).

The aforementioned transactions resulted in a change in control of the Company. As a result of the Exchange Agreement, (i) OmniReliant Corporation became a wholly-owned subsidiary of the Company and (ii) the Company succeeded to the business of OmniReliant Corporation as its sole business. As a result of the foregoing transactions, Willowtree changed its name to OmniReliant Holdings, Inc.

Overview of Business

OmniReliant engages in the creation, design, distribution, and sale of affordable luxury products. OmniReliant plans to make these products available to U.S. and international consumers through direct response infomercials, live shopping networks, ecommerce, direct mail and traditional retail channels.   OmniReliant will first focus on bringing the Kathy Hilton “Private Beauty Spa” product line to market, after which OmniReliant plans to develop other personalities and designer licenses. Ms. Hilton, who is the wife of Rick Hilton, the grandson of the Hilton Hotel founder, has agreed to appear in television segments and infomercials.

Industry Overview

The global market for anti-aging beauty care products is currently estimated to be worth approximately $50 billion dollars and is expected to hit $56 billion by 2007, according to the www.CosmeticsDesign-Europe.com website.

Beauty care products are sold through direct response marketing such as infomercials, as well as on established home shopping television channels such as the Home Shopping Network (HSN) and QVC. Over the last several years, the trend for direct response marketing of beauty-related products has been to use celebrity spokespersons. Successfully launched brands include ”Bare Essentials”, Victoria Principal’s “Principal Secrets Anti-Aging System”, and Susan Lucci’s “Youthful Essence”.

Products

The Kathy Hilton line of products is expected to include the following items:

•	Skincare

•	Perfumes

•	Spa wellness

•	Cosmetics

•	Fragrances and related products

•	Scented candles.

The retail prices for the Kathy Hilton line of products are expected to range from $15.00 to $295.00.

OmniReliant’s first product, the “Kathy Hilton  Personal Beauty Spa Collection” is expected to be used as a lead-in item to a planned product line of essential skin care  items.   The  Kathy Hilton  Personal Beauty Spa Collection is a  collection of   innovative spa treatments for the skin featuring  an exclusive HOT-COLD TCT (Thermal Cosmetic Treatment)® formula developed by  the Transvital private beauty laboratories .  This HOT-COLD SPA ® formula is designed to self-heat and self-cool rapidly before use.

OmniReliant has obtained from Guaber S.P.A., the parent company of Transvital, the exclusive right to market and distribute the HOT-COLD SPA ® formula, under its own brand name. The exclusive rights are limited to the United States and Canada. OmniReliant has also obtained a non-exclusive right to market and distribute the Kathy Hilton Personal Beauty Spa Collection in other countries.

The Company is working on securing the rights to purchase additional Guaber/Transvital skincare and beauty products that will be branded under the Kathy Hilton name and sold throughout the world. These products are intended to be high-end products with only the best ingredients and proven results.

It is the Company’s intention to design, manufacture, market and distribute prestige fragrances and related products. The Company plans to engage contract packagers and professionals in the field. In the United States, our plan is to enter into agreements to distribute our products through a targeted group of department and specialty stores, such as Macy's, Foley's, Marshall Fields, Famous Barr, Belks, Elder Beerman, Carson Pirie Scott, and Filenes. In international markets, we plan to distribute our products through established prestige distribution channels.

Marketing and Distribution

OmniReliant plans to initially distribute its product lines via direct response television programming.

OmniReliant has entered into a license agreement with KRH Licensing Company, which is the owner of the Kathy Hilton Class III Cosmetics Trademark License (the “Kathy Hilton Trademark”). Pursuant to the License Agreement, OmniReliant has obtained the exclusive right to use the Kathy Hilton Trademark and to sell products bearing the Kathy Hilton Trademark. In addition, OmniReliant has obtained the personal services of Ms. Hilton in connection with the promotion and sale of products bearing the Kathy Hilton Trademark. In exchange, KRH Licensing will receive royalty payments beginning in February, 2007, as well as 3,000,000 shares of the Company’s common stock.

OmniReliant has also entered into a consulting agreement with Harrington Business Development LLC (“HBD”) pursuant to which HBD will oversee marketing of   OmniReliant’s brands, including visual and audio productions. The principals of HBD, Kevin and Tim Harrington, are veterans of the infomercial industry and have previously launched successful products via infomercials. Pursuant to the consulting agreement with HBD, OmniReliant will pay HBD a fee of $15,000 per month for a term of six (6) months beginning on October 1, 2006. On April 1, 2007, the Company verbally agreed to extend the consulting agreement for a term of three (3) months.

The Kathy Hilton Personal Beauty Spa Collection and Cosmetics are expected to be sold initially on live shopping networks. OmniReliant’s current operating plan includes an infomercial that is being planned to air in 2007. Kathy Hilton has agreed to personally appear in most of the live shopping network programming and all of the infomercial programming. In addition, Kathy Hilton has agreed to personally promote the brand by making personal appearances in various talk shows and industry related events.

The media exposure and subsequent branding which is expected to result from the planned marketing of OmniReliant’s products on live shopping networks and infomercials is expected to generate opportunities for retail distribution as well. OmniReliant plans to seek distribution arrangements with large retailers in the U.S. and abroad.

OmniReliant also expects that its products will be sold through web sites operated by the live shopping networks which agree to carry our products. In addition, OmniReliant plans to establish a proprietary website to sell its products at www.omnireliant.com. The information contained on OmniReliant's website is not a part of this Report, nor is it incorporated by reference into this Report.

OmniReliant will not directly manufacture any product, nor take large positions in inventory. Margins will vary depending on sales venue. Net profit margins for products sold on live shopping networks are estimated to be approximately 25%, while net profit margins for products sold in infomercials are estimated to be approximately 10%. In both cases, the margins are expected to increase as sales volume increases.

Competition

Other companies have had success selling beauty care products via direct response marketing as well as through established home shopping television channels.

Competition in the electronic retailing industry is intense and may be expected to intensify. There are other, larger and well-established electronic retailers with whom OmniReliant must compete. OmniReliant competes directly with several companies which generate sales from infomercials. OmniReliant also competes with a large number of consumer product companies and retailers which have substantially greater financial, marketing and other resources than OmniReliant, some of which have recently commenced, or indicated their intent to conduct, direct response marketing. OmniReliant also competes with companies that make imitations of OmniReliant's products at substantially lower prices. Products similar to OmniReliant's products may be sold in department stores, pharmacies, general merchandise stores and through magazines, newspapers, direct mail advertising and catalogs. It is management's opinion that all of its major competitors are better and longer established, better financed and with enhanced borrowing credit based on historical operations, and enjoy substantially higher revenues than OmniReliant does currently. As a new entrant into this marketing industry, OmniReliant relies on the skill, experience and innovative discernment of management in the hope that superior judgment will provide its only competitive advantage. OmniReliant's major competitors include Thane International, Inc.; Fitness Quest, Inc.; Telebrands Advertising Corporation; Tristar; Idea Village; Media Enterprises, Inc. and Guthy-Renker Corp. Other competitors in the direct response market include Avon Products, Inc. (NYSE: AVP), Nu Skin (NYSE: NUS), BeautiControl, Inc., Parlux, Bare Essentials, and Mary Kay Cosmetics.

Government Regulation

Various aspects of the Company's business are subject to regulation and ongoing review by a variety of federal, state, and local agencies, including the Federal Trade Commission, the United States Post Office, the Consumer Product Safety Commission, the Federal Communications Commission, Food and Drug Administration, various States' Attorneys General and other state and local consumer protection and health agencies. The statutes, rules and regulations applicable to the Company's operations, and to various products marketed by it, are numerous, complex and subject to change.

The Company will collect and remit sales tax in the states in which it has a physical presence. The Company is prepared to collect sales taxes for other states, if laws are passed requiring such collection. The Company does not believe that a change in the tax laws requiring the collecting of sales tax will have a material adverse effect on the Company's financial condition or results of operations.

DESCRIPTION OF PROPERTY

OmniReliant’s principal offices are located at 4902 Eisenhower Blvd., Suite 185, Tampa, FL 33634 at no cost to the Company by one of our officers. It is anticipated that the Company will lease office space in the near future however no current lease has been negotiated.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATION

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Plan of Operation

Based upon the net proceeds of $1,855,813 we received in connection with the Preferred Stock Purchase Agreement we completed on November 22, 2006, we believe we can satisfy our cash requirements for the next 12 months. We will not be conducting any product development or research. We hope to sell products under private label that have already reached its market entry point. We do not expect to make any significant purchases of equipment nor do we expect a significant change in the number of our employees.

Our officers and directors will handle our administrative duties with the help of two consultants, Harrington Business Development, LLC and TotalCFO, LLC.

As a result of the Exchange Agreement, (i) OmniReliant Corporation became a wholly-owned subsidiary of the Company and (ii) the Company succeeded to the business of OmniReliant Corporation as its sole business. Because of the Company's acquisition of the OmniReliant business, management does not believe that it is informative or useful to compare the results of operations for the quarter ended December 31, 2006, on an unaudited basis, giving effect to the acquisition of OmniReliant, as compared to the quarter ended December 31, 2005 on an unaudited basis. This discussion and analysis should be read in conjunction with the financial statements included with this prospectus.

The Company engages in the creation, design, distribution, and sale of affordable luxury products. The Company plans to make these products available to U.S. and international consumers through direct response infomercials, live shopping networks, ecommerce, direct mail and traditional retail channels. We will first focus on bringing the Kathy Hilton “Private Beauty Spa” product line to market, after which we plan to develop other personalities and designer licenses.

We are seeking to enter into an agreement with a live shopping network which would permit us to begin marketing our first products in the second quarter of 2007. We expect that our costs will be limited as inventory would be purchased by the live shopping network.

Until our products are successfully marketed on a live shopping network or via infomercials, we will not generate significant revenues and may not be successful. If we can not generate sufficient revenues to continue operations, we will be forced to suspend or cease operations.

Limited Operating History- Need for Additional Capital

There is limited historical information about us upon which to base an evaluation of our performance. We are a development stage operation and have had limited revenues. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise. We believe cash from operations and cash equivalents will be sufficient to meet working capital requirements for the next 12 months.

To become profitable and competitive, we will have to successfully launch our products through infomercials, live shopping networks and retail outlets.

We have no assurance that future financings will be available to us on acceptable terms. If financing is not available to us on acceptable terms, we may be unable to continue our operations.

Results of Operations

The following discussion of the financial condition and results of operations of OmniReliant Corporation should be read in conjunction with the financial statements included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Since its inception on August 21, 2006, OmniReliant has incurred the following expenses. We hired an attorney to advise us in connection with the Exchange Agreement and to prepare all Securities and Exchange Commission (“SEC”) filings after the closing. We hired a consultant to complete our business plan and have paid to have a website developed. We purchased $1,850 in inventory and had revenues of $2,640. Our loss since inception is $853,554 as of March 31, 2007. We incurred legal expenses of $40,245 in the current quarter of operations and audit related expense of $32,050.

General and Administrative Expenses

General and administrative expense consisted of accounting and professional fees and other general expenses. General and administrative expenses for the unaudited period from inception (August 21, 2006) to March 31, 2007 was $854,874. Net income (loss) for the unaudited period from inception (August 21, 2006) to March 31, 2007 was a loss of $853,554.

Liquidity and Capital Resources

The Company believes cash flow from operations and cash and cash equivalents will be sufficient to meet its working capital requirements for the next 12 months. Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, such as through the acquisition of new products, the depletion of our working capital would be accelerated. To the extent that it becomes necessary to raise additional cash in the future as our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We also may seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities.

The Company has a $20,000 line of credit with Bank of America.

We have no assurance that future financings will be available to us on acceptable terms. If financing is not available to us on acceptable terms, we may be unable to continue our operations.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. For a description of those estimates, see Note 3, Significant Accounting Policies, contained in the explanatory notes to our audited financial statements for the period from August 21, 2006 (inception) to September 30, 2006 for OmniReliant Corporation, Inc and for the year ended June 30, 2006 for the Company, contained the Form 8-K, filed on November 29, 2006 and in Form 10-KSB for the year ended June 30, 2006 filed on August 24, 2006. On an on-going basis, we evaluate our estimates, including those related to reserves, deferred tax assets and valuation allowance, impairment of long-lived assets, fair value of equity instruments issued to consultants for services and estimates of costs to complete contracts. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

Revenue Recognition

Revenue is recognized when the product is shipped to a customer, or in the limited circumstances, at destination, when terms provide that title passes at destination. Estimated amounts for sales returns and allowances are recorded at the time of sale.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in -Income Taxes-an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements the impact of tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006 with the cumulative effect of the change in accounting principle recorded as an adjustment to beginning retained earnings. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Earlier application is encouraged. The adoption of this accounting pronouncement is not expected to have a material effect on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued SAB No. 108 "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements", which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable beginning fiscal 2008. The Company does not believe SAB No. 108 will have a material impact on the consolidated financial statements.

Stock-based Compensation

Prior to October 1, 2006, the Company accounted for stock-based compensation issued to non-employees under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services" ("EITF No. 96-18"). Under SFAS No. 123 and EITF No. 96-18 all transactions in which goods or services are the consideration received for the issuance of equity instruments were accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Stock-based compensation expense recognized in the Company's consolidated statement of income for the three months ended December 31, 2006 includes compensation expense for share-based payment awards granted prior to, but not yet vested as of September 30, 2006 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and compensation expense for the share-based payment awards granted subsequent to September 30,2006 based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). As stock-based compensation expense recognized in the consolidated statement of income for the three months ended December 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The fair value of stock-based awards is calculated using the Black-Scholes option pricing model. The Black-Scholes model requires subjective assumptions regarding future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility for the three months ended December 31, 2006 is based on the Company's historical volatilities of the common. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.

LEGAL PROCEEDINGS

OmniReliant Holdings, Inc. is not a party to any pending legal proceeding, nor is its property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of OmniReliant Holdings, Inc.'s business.
MANAGEMENT

The following table sets forth current information regarding our executive officers, senior managers and directors:

Below are the names and certain information regarding the Company's executive officers, directors and director nominees. Officers are elected annually by the Board of Directors.

Name	Age	Position
Christopher D. Phillips	35	Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, Director
Paul Morrison	40	President, Chief Operating Officer
Lucien Lallouz	62	Chairman
Richard Diamond	44	Director
Tim Harrington	41	Director
Kevin Harrington	50	Director

Background of Executive Officers and Directors

Paul Morrison . On November 22, 2006 Mr. Morrison was elected Chief Operating Officer, President and Assistant Secretary of the Company. Mr. Morrison has served as the President, Chief Operating Officer and Assistant Secretary of OmniReliant Corporation since October 31, 2006. From October 2005 until October 2006, Mr. Morrison was the COO of WG Products, a cosmetic company, where he directed all facets of operations including production, customer service, planning, scheduling, maintenance, warehousing, distribution, purchasing, sales, and strategic initiatives. From 2001 through 2005 he managed various operations at Wyeth Pharmaceuticals. Mr. Morrison started his career working for Calvin Klein Cosmetics, and has accumulated sixteen years of experience serving in cosmetic and pharmaceutical operations management roles for Fortune 100 companies. He received a Bachelor’s of Science degree in Business Management from the Rutgers University and an Honorable discharge from the United States Air Force.

Christopher D. Phillips . On November 22, 2006 Mr. Phillips was named as a Director and elected Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Phillips has served as the Chief Executive Officer of OmniReliant Corporation since October 31, 2006. He has also served as its Chief Financial Officer since October 13, 2006. From its inception in August 2006 till October 31, 2006 Mr. Phillips held the position of President of OmniReliant Corporation. Mr. Phillips also currently is the Secretary and Treasurer of OmniReliant Corporation positions he has held since its inception in August 2006. Since October 2004, Chris Phillips has been the President and CEO of Apogee Financial Investments, Inc. a merchant bank which owns 100% of Midtown Partners & Co., LLC, a NASD licensed broker-dealer. From July 2006 until his resignation in October 2006, Mr. Phillips served as the Chief Financial Officer and Secretary of Precision Aerospace Components, Inc. (OTCBB: PAOS).  Since July 2000, he has acted as the managing member of TotalCFO, LLC which provides consulting and CFO services to a number of public and private companies and high net worth individuals. Mr. Phillips served as a director of Quest Oil Corp. (QOIL) from April 24, 2006 until his resignation on July 14, 2006. Presently, he is a Board Member of Telzuit Medical Technologies, Inc. (OTCBB: TZMT), of Precision Aerospace Components, Inc. (OTCBB: PAOS), and Remote Dynamics, Inc. (OTCBB- REDI) and an advisory board member for a number of other public and private companies.   Mr. Phillips holds a Bachelors of Science Degree in Accounting and Finance and a Masters of Accountancy with a concentration in Tax from the University of Florida. Mr. Phillips is a Florida licensed Certified Public Accountant.

Mr. Phillips will be working for the Company on a part-time basis.

Lucien Lallouz . On November 30, 2006 Mr. Lallouz was named as a Director of the Company and was subsequently named as its Chairman. Mr. Lallouz has served as a Director of OmniReliant Corporation since October 13, 2006. Since April 2004, Mr. Lallouz has worked as a business development consultant to Parlux Fragrances, Inc. (NASDAQ:PARL) From May, 2003 to May 2005, Lucien was President and Chief Executive Officer of Taylor Madison, Corp., which has since changed its name to Telzuit Medical Technologies, Inc. (TZMT.OB) Mr. Lallouz had previously served as Taylor Madison’s Senior Vice President since June 1999. From June 2001 to April 2003, Mr. Lallouz was Senior Vice President of Business Development for ECOMV, (NASDAQ:ECMV), the parent Company of Perfumania Retail Stores.

Richard Diamond . On November 30, 2006 Mr. Diamond was named as a Director of the Company. Mr. Diamond has served as a Director of OmniReliant Corporation since its inception in August 2006. Since October 2004, Mr. Diamond has served as the Senior Vice President of Apogee Financial Investments, Inc. (“Apogee”) a private merchant bank incorporated in Florida. His areas of responsibility include administration, due diligence, document preparation and review, and assisting clients with corporate filings and compliance. Apogee owns 100% of Midtown Partners & Co., LLC, an NASD licensed broker-dealer. From April 2000 until December 2005, Mr. Diamond served as Managing Member and Vice President of Apogee Business Consultants, LLC, a Nevada limited liability corporation specializing in reverse mergers and acquisitions. From October 2001 until December 2005, Mr. Diamond served as founder, President and sole director of RJ Diamond Consulting, Inc., a privately owned Florida corporation specializing in financial and public company consulting. From July 2003 until December 2003, Mr. Diamond served as a Director of Sabre Marketing, Inc. a private Florida corporation. From August 2001 until August 2002, Mr. Diamond served as the sole officer and director of Conus Holdings, Inc., a publicly reporting Nevada shell corporation.

Tim Harrington . On November 30, 2006 Mr. Harrington was named as a Director of the Company. Mr. Harrington has served as a Director of OmniReliant Corporation since October 13, 2006. Since October 2004, Tim has been President and a Managing Member of Reliant International Media, LLC, a Florida limited liability corporation, where he oversees the day-to-day operations, media, legal, product development and financial concerns. Since January 2007, Tim has been Chief Operating Officer of ResponzeTV, PLC a Hong Kong based public company that trades on the AIM exchange (“RETV.L”) From 1998 until August 2004 Tim held the position of President of Reliant Interactive Media Corp. (“RIMC”) a publicly traded Nevada corporation. In 1998 Tim co-founded RIMC with his brother Kevin Harrington. From May 2002 until August 2004 Tim held the position of Vice President of Thane International USA.

Kevin Harrington . On November 30, 2006 Mr. Harrington was named as a Director of the Company. Mr. Harrington has served as a Director of OmniReliant Corporation since October 13, 2006. Since October 2004, Kevin has been Chairman, CEO and a Managing Member of Reliant International Media, LLC a Florida limited liability corporation. Since January 2007, Kevin has been Chief Executive Officer of ResponzeTV, PLC a Hong Kong based public company that trades on the AIM Exchange (“RETV.L”) From 1998 until August 2004, Kevin held the positions of Chairman and CEO of Reliant Interactive Media Corp. (“RIMC”) a publicly traded Nevada corporation. Kevin co-founded RIMC with his brother Tim Harrington. From May 2002 until August 2004 Kevin held the positions of Co-Chairman of Thane International USA. From July 2002 until present Kevin has served as a director and President of Harrington Business Development, Inc. a private Florida corporation. Kevin Harrington has considerable experience in the production of direct-response marketing television programming, otherwise known as "infomercials." He produced his first infomercial in 1985.

Employment Agreements

On October 31, 2006, OmniReliant and Paul Morrison entered into an executive employment agreement pursuant to which Mr. Morrison will serve as OmniReliant’s President and Chief Operating Officer for a term of two years. The agreement provides for the following compensation: (i) a base annual salary of $120,000; (ii) a one-time grant of 300,000 shares of common stock; (iii) an incentive bonus equal to 1.5% of pretax profits on the sale of all Hilton related products, (iv) an option to purchase 300,000 shares of common stock at an conversion price of $1.00.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation that the Company has paid or that has accrued on behalf of the Company’s chief executive officer and other executive officers with annual compensation exceeding $100,000 during the years ended June 30, 2006, 2005 and 2004.

OmniReliant has not accrued any compensation on behalf of its executive officers since its inception in August 2006.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Cynthia Allison (1)	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-
President	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
and Director	2004	$174,950	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Cynthia Allison resigned as the sole officer and director upon completion of the transactions described in Item 1.01, above.

(2)	Christopher Phillips was named to the Board and elected interim CEO, CFO, Secretary and Treasurer on November 22, 2006. Mr. Phillips is not paid a salary.

(3)	Paul Morrison was elected COO, President and Assistant Secretary on November 22, 2006.

Options Grants in Last Fiscal Year

None.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year End Option Values

None.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 25, 2007 with respect to the beneficial ownership of the Company’s outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the named executive officers, directors and director nominees; and (iii) our directors, director nominees and named executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (2)
Paul Morrison (3)	600,000	4.2

Chris Phillips (4)	2,443,200	16.57

Deecembra Diamond (7)	2,243,200	15.22

FAMALOM LLC (8)	1,500,000	9.8

ZTZ Trust Inc. (5)	3,000,000	21.7

Kevin Harrington	1,500,000	10.8

Tim Harrington	1,500,000	10.8

Lucien Lallouz (5)	3,000,000	21.7

Richard Diamond (6)	2,243,200	15.22

KRH Licensing Company, LLC	3,000,000	21.7
All officers and directors as a group (6 persons)	8,200,000	59.4%

* Less than 1%

(1) Except as otherwise indicated, the address of each beneficial owner is c/o OmniReliant Corporation 4902 Eisenhower Blvd., Suite 185, Tampa, FL 33634.

(2) Applicable percentage ownership of common stock is based on 13,800,000 shares of common stock outstanding as of June 25, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of June 25, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock underlying convertible securities that are currently exercisable or exercisable within 60 days of June 25, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Represents (i) 300,000 shares of common stock, and (ii) an option to purchase 300,000 shares of common stock at a conversion price of $1.00.

(4) Represents (i) 1,500,000 shares of common stock owned by FAMALOM, LLC, (ii) 900,000 common stock purchase warrants owned by Midtown Partners & Co., LLC and (iii) 43,200 common stock purchase warrants owned by Midtown Partners & Co., LLC. Mr. Phillips is the Manager and sole member of FAMALOM, LLC. as well as a 50% owner of Apogee Financial Investments, Inc. which owns 100% of Midtown Partners & Co., LLC, a NASD licensed broker-dealer.

(5) Represents 3,000,000 shares of the Registrant’s outstanding common stock owned by ZTZ Trust, Inc. Mr. Lallouz’s spouse, Sharon Lallouz Fixman, is the president and an owner of ZTZ Trust, Inc. Mr. Lallouz disclaims beneficial ownership of the stock owned by ZTZ Trust, Inc.

(6) Represents 1,300,000 shares of the Registrant’s common stock owned by Deecembra Diamond,, (ii) 900,000 common stock purchase warrants owned by Midtown Partners & Co., LLC and (iii) 43,200 common stock purchase warrants owned by Midtown Partners & Co., LLC. Mr. Diamond’s spouse, Deecembra Diamond, owns 40% of Apogee Financial Investments, Inc., which owns 100% of Midtown Partners & Co., LLC, a NASD licensed broker-dealer. Mr. Diamond specifically disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein.

(7) Represents 1,300,000 shares of the Registrant’s common stock owned by Deecembra Diamond, (ii) 900,000 common stock purchase warrants owned by Midtown Partners & Co., LLC and (iii) 43,200 common stock purchase warrants owned by Midtown Partners & Co., LLC. Mr. Diamond’s spouse, Deecembra Diamond, owns 40% of Apogee Financial Investments, Inc., which owns 100% of Midtown Partners & Co., LLC, a NASD licensed broker-dealer.

(8) Mr. Phillips has sole voting and dispositive power over the shares of common stock held by FAMALOM, LLC

DESCRIPTION OF SECURITIES

The Company’s authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.00001 per share and 100,000,000 shares of preferred stock. As of June 11, 2007, there were 13,800,000 shares of common stock of the Company issued and outstanding and 3,000 shares of series A preferred stock issued and outstanding.

Common Stock

Holders of the Company's common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company's common stock representing a majority of the voting power of the Company's capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company's outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company's articles of incorporation.

Holders of the Company's common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company's common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company's common stock.

Series A Preferred Stock

On November 22, 2006, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of series A 10% Convertible Preferred Stock, pursuant to which the Company is authorized to issue up to 3,000 shares. The Preferred Stock has a fixed conversion price of $1.00 and at the option of holder, is convertible into such number of shares of Preferred Stock determined by dividing the Stated Value of such share of Preferred Stock (which is equal to $1,000) by the fixed conversion price of $1,00. The aggregate amount of shares that the Series A Preferred Stock is convertible into is 3,000,000 shares of common stock. Notwithstanding the foregoing, a holder of Series A Preferred Stock shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion, such Holder would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of the Common Stock issuable upon conversion of Preferred Stock held by the applicable holder. If the Corporation fails to deliver to a Holder such certificate evidencing a conversion of the Series A Preferred Stock within 2 days after a notice of conversion is provided to the Company, the Company shall be required to pay such holder, in cash, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per trading day (increasing to $100 per trading day on the third trading day and increasing to $200 per trading day on the sixth trading day after such damages begin to accrue) until such certificates are delivered. If the Company fails to deliver to a holder the applicable certificate upon conversion and if such holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm purchases, shares of common stock to deliver in satisfaction of a sale by such holder of the conversion shares which such holder was entitled to receive upon the conversion, then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of common stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion or deliver to such Holder the number of shares of common stock that would have been issued if the Company had timely complied with its delivery requirements In addition, the Preferred Stock pays an annual dividend of 10% which is payable quarterly, at the option of the Company, either in cash or in shares of registered common stock at a 10% discount to the Company’s stock price. The Series A preferred stock has no voting rights, except as required by law.

The conversion price of the Preferred Stock is subject to adjustment in certain instances, including but not limited to, (i) upon stock dividends and stock splits, (ii) upon the Company’s purchase or sale or grant of any right to reprice its securities, or otherwise disposes of or issues any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then Conversion Price (iii) upon rights, options or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the VWAP on the record date set for such issuance, (iv) if the Company distributes to all holders of common stock evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than common stock) and (v) if the Company enters into any Fundamental Transaction (as set forth in Section 7(e) of the certificate of designation)

Series B Preferred Stock

On May 25, 2007, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of series B 10% Convertible Preferred Stock, pursuant to which the Company is authorized to issue up to 1,000 shares. The Preferred Stock has a fixed conversion price of $1.25 and at the option of holder, is convertible into such number of shares of Preferred Stock determined by dividing the Stated Value of such share of Preferred Stock (which is equal to $1,000) by the fixed conversion price of $1.25. The aggregate amount of shares that the Series B Preferred Stock is convertible into is 800 shares of common stock. Notwithstanding the foregoing, a holder of Series B Preferred Stock shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion, such Holder would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of the Common Stock issuable upon conversion of Preferred Stock held by the applicable holder. If the Corporation fails to deliver to a Holder such certificate evidencing a conversion of the Series B Preferred Stock within 2 days after a notice of conversion is provided to the Company, the Company shall be required to pay such holder, in cash, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per trading day (increasing to $100 per trading day on the third trading day and increasing to $200 per trading day on the sixth trading day after such damages begin to accrue) until such certificates are delivered. If the Company fails to deliver to a holder the applicable certificate upon conversion and if such holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm purchases, shares of common stock to deliver in satisfaction of a sale by such holder of the conversion shares which such holder was entitled to receive upon the conversion, then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of common stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion or deliver to such Holder the number of shares of common stock that would have been issued if the Company had timely complied with its delivery requirements In addition, the Preferred Stock pays an annual dividend of 10% which is payable quarterly, at the option of the Company, either in cash or in shares of registered common stock at a 10% discount to the Company’s stock price. The Series A preferred stock has no voting rights, except as required by law.

The conversion price of the Preferred Stock is subject to adjustment in certain instances, including but not limited to, (i) upon stock dividends and stock splits, (ii) upon the Company’s purchase or sale or grant of any right to reprice its securities, or otherwise disposes of or issues any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then Conversion Price (iii) upon rights, options or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the VWAP on the record date set for such issuance, (iv) if the Company distributes to all holders of common stock evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than common stock) and (v) if the Company enters into any Fundamental Transaction (as set forth in Section 7(e) of the certificate of designation)

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “ Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “ Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, it will not continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Debenture	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering*	Percentage of Common Stock Owned Before Offering*	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (2)

Vicis Capital	3,300,000(4)	19.30%	Up to	688,620	4.99%	--	--
Master Fund (3)			3,300,000
			shares of
			common stock

Midtown Partners	900,000(6)	6.12%	Up to	900,000	6.5%	--	--
& Co, LLC (5)			900,000
			shares of
			common stock

* These columns represents the aggregate maximum number and percentage of shares that Vicis Capital Master Fund can own at one time (and therefore, offer for resale at any one time) due to their 4.9% limitation. Based on 13,800,000 shares outstanding as of June 25, 2007.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the preferred stock by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However, the selling stockholder has contractually agreed to restrict their ability to convert their convertible debenture or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the preferred stock and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Assumes that all securities registered will be sold.

(3) Vicis Capital Master Fund is an unaffiliated third party. In accordance with rule 13d-3 under the Securities Exchange Act of 1934. Shad Stastney may be deemed a control person of the shares owned by Vicis Capital Master Fund.

(4) Includes (i) 3,300,000 shares of common stock underlying series A 10% convertible preferred stock and dividends issued in connection with the Convertible Preferred Stock and Warrant Financing.

(5) Includes 900,000 shares of common stock underlying series BD-1, BD-2 and BD-3 warrants issued in connection with the Convertible Preferred Stock and Warrant Financing.

(6) In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Bruce Jordan may be deemed a control person of the shares owned by Midtown Partners & Co, LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, there were no transactions during the last two   fiscal years, and there are no proposed transactions, to which the Company was   or is to become a party in which any director, executive officer, director   nominee, beneficial owner of more than five percent (5%) of any class of our stock, or members of their immediate families had, or is to have, a direct or indirect material interest:

Chris Phillips, who is the Company’s CEO, CFO, Secretary, Treasurer and a director, is also the Manager and sole member of FAMALOM, LLC which is a 50% owner of Apogee Financial Investments, Inc., a merchant bank (“Apogee”). Apogee received a cash fee of $125,000 for consulting and due diligence services rendered in connection with the transactions. Apogee owns 100% of Midtown Partners & Co., LLC, a NASD licensed broker-dealer. Midtown Partners was the placement agent for the Company’s convertible preferred stock and warrant financing, described above.  Midtown received aggregate placement agent fees of approximately $300,000, as well as the following common stock purchase warrants: (a) series BD-1 common stock purchase warrants entitling Midtown Partners to purchase 300,000 shares of the Company's common stock at an exercise price of one dollar ($1.00) per share, (b) series BD-2 common stock purchase warrants entitling Midtown Partners to purchase 300,000 shares of the Company's common stock at an exercise price of one dollar and fifty cents ($1.50) per share, and (c) series BD-3 common stock purchase warrants entitling Midtown Partners to purchase 300,000 shares of the Company's common stock at an exercise price of three dollars ($3.00) per share. The Series BD warrants have a term of ten years.

OmniReliant has entered into a consulting agreement with Harrington Business Development LLC (“HBD”) pursuant to which HBD will oversee marketing of OmniReliant’s brands, including visual and audio productions. Pursuant to the consulting agreement with HBD, OmniReliant will pay HBD a fee of $15,000 per month for a term of six (6) months beginning on October 1, 2006. The principals of HBD, Kevin and Tim Harrington, own an aggregate of 3,000,000 shares, or 21.6% of the outstanding stock, of the Company. On April 1, 2007, the Company verbally agreed to extend the consulting agreement for a term of three (3) months.

Pursuant to the terms of the Kathy Hilton License Agreement between OmniReliant Corp. and KRH Licensing Company, LLC dated as of October 13, 2006, OmniReliant made an advance royalty payment in the amount of $150,000 to Lucien Lallouz in January 2007.

On November 22, 2006 OmniReliant entered into a verbal agreement with TotalCFO, LLC (“TotalCFO”) pursuant to which TotalCFO will perform accounting services including accounting services in connection with Securities & Exchange Commission filings. Pursuant to the agreement with TotalCFO, OmniReliant will pay TotalCFO a fee of $15,000 per quarter based on a calendar year end plus related expenses. The Managing Member of TotalCFO, Christopher Phillips, is the CEO and CFO of OmniReliant Holdings and beneficially owns 3,900,000 shares, or 28.3% of the outstanding stock of the Company. Christopher Phillips is not paid a salary by the Company.

On May 25, 2007, the Company entered into the Preferred Stock Purchase Agreement with Dynamic Decisions Strategic Opportunities (the “Investor”), pursuant to which the Investor purchased 600 shares of the Company’s series B 10% convertible preferred stock (the “Preferred Stock”), 480,000 Series B-1 warrants, and 480,000 series B-2 common stock purchase warrants (collectively, the “Warrants”) for an aggregate purchase price of $600,000. Midtown Partners LLC, which served as the Company’s placement agent in connection with the Preferred Stock Purchase Agreement, received placement agent fees of approximately $60,000, as well as the following common stock purchase warrants: (a) series BD-4 common stock purchase warrants entitling Midtown Partners to purchase 48,000 shares of the Company's common stock at an exercise price of one dollar and eighty-seven cents ($1.87) per share, and (b) series BD-5 common stock purchase warrants entitling Midtown Partners to purchase 48,000 shares of the Company's common stock at an exercise price of three dollars and seventy-five cents ($3.75) per share and (c) series BD-6 common stock purchase warrants entitling Midtown Partners to purchase 48,000 shares of the Company's common stock at an exercise price of one dollar and twenty five cents ($1.25) per share. The Series BD warrants have a term of ten years. Midtown Partners & Co., LLC is an NASD registered broker-dealer. Chris Phillips, who is the Company’s CEO, CFO, Secretary, Treasurer and a director, is also the Manager and sole member of FAMALOM, LLC which is a 50% owner of Apogee Financial Investments, Inc., a merchant bank (“Apogee”). Apogee owns 100% of Midtown Partners & Co., LLC, a NASD licensed broker-dealer.

Additional Disclosures

Dollar Value of Securities Registered for Resale in this Prospectus

The total dollar value of the securities underlying the convertible notes in the Preferred Stock Transaction that we have registered for resale (using the number of underlying securities that we have registered for resale and the market price per share for those securities on the date of the sale of the convertible note) are as follows:

Type of Security	Number of Securities	Market Price at November 22, 2006	Dollar Value of Underlying Securities
Convertible Preferred Stock	3,000 (1)	$3.50	$10,500,000 (1)
Series BD-1 Warrants	300,000	$3.50	$1,050,000
Series BD-2 Warrants	300,000	$3.50	$1,050,000
Series BD-3 Warrants	300,000	$3.50	$1,050,000

(1) Each share of Series A Preferred Stock is convertible into 1,000 shares of common stock.

Net Proceeds to the Company in the Preferred Stock Transaction

The Net Proceeds realized by the Company from the Convertible Notes Transaction are as follows:

Gross Proceeds	$3,000,000
Less placement agent fees, accounting fees, legal fees and related merger expenses	$922,013
Net Proceeds	$2,077,987

Potential Total Profit to the Selling Stockholders from the Secured Convertible Debentures

The potential loss to the selling shareholders as of the date of the sale of the preferred stock, based upon a $2.50 differential between the market price on the date of the sale of the preferred stock and the conversion price on that date.

Selling Shareholder	Market price per share of securities on the date of sale of the convertible note (Nov 22)	Fixed conversion price per share of underlying securities on the date of sale of the convertible note	Total shares underlying the preferred stock	Combined market price (market price per share * total possible shares)	Total possible shares the selling shareholders may receive and combined conversion price of the total number of shares underlying the preferred stock	Total possible discount (premium) to market price as of the date of sale of the preferred stock

Vicis	$3.50	$1.00	3,000,000	$10,500,000	$3,000,000	$7,500,000
Total

Potential Gross Proceeds:	$3,000,000
Total Potential Cost Basis:	$10,500,000
Total Possible Profit (Loss) to be Realized by Selling Shareholders:	($7,500,000)

Potential Total Profit to the Selling Stockholders from Other Securities Held by the Selling Stockholders

Selling Shareholder	Type	Date	Market Price	Exercise Price	Total Shares to be received	Combined Market Price	Combined Exercise Price	Discount (Premium) to Market
Midtown Partners	Series BD-1 Warrants	11/22/2006	$3.50	$1.00	300,000	$1,050,000	$300,000	$700,000
Midtown Partners	Series BD-2 Warrants	11/22/2006	$3.50	$1.50	300,000	$1,050,000	$450,000	$600,000
Midtown Partners	Series BD-3 Warrants	11/22/2006	$3.50	$3.00	300,000	$1,050,000	$900,000	$150,000
Totals					900,000	$3,150,000	$1,650,000	$1,450,000

Existing Short Positions by Selling Shareholders

Based upon information provided by the selling shareholders, to the best of management’s knowledge, the Company is not aware of any of the selling shareholders having an existing short position in the Company’s common stock.

Relationships Between the Company and Selling Shareholders and Affiliates

The Company hereby confirms that a description of the relationships and arrangements between and among those parties already is presented in the prospectus and that all agreements between and/or among those parties are included as exhibits to the registration statement by incorporation by reference.

Method of Determining the Number of Shares Registered in this Prospectus

Securities Registered	Amount to be registered
Shares of common stock issuable upon conversion of preferred stock	3,300,000
Shares of common stock issuable upon exercise of warrants	900,000
Total	4,200,000

Selling Stockholders
Investor	Preferred Stock	Warrants	Shares of Common Stock Included in Prospectus
Vicis	3,300,000	900,000	4,200,000
Total	3,300,000	900,000	4,200,000

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 15, 2006, the Registrant notified Williams & Webster, P.S. ("Williams & Webster") that it was dismissing Williams Webster as its certifying accountant, effective immediately. The decision to dismiss the accountants was recommended and approved by the Registrant's Board of Directors.

During the two fiscal years ended June 30, 2006 and 2005, and any subsequent period through December 15, 2006, (i) there were no disagreements between Registrant and Williams & Webster on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Williams & Webster would have caused Williams Webster to make reference to the matter in its reports on Registrant's financial statements, and (ii) except for Williams & Webster’s report on Registrant's financial statements for the years ended June 30, 2006 and 2005 which included an explanatory paragraph wherein they expressed substantial doubt about Registrant's ability to continue as a going concern, Williams & Webster's reports on Registrant's financial statements did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended June 30, 2006 and 2005 and through December 15, 2006, there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-B.

On December 15, 2006, Registrant engaged the firm of Wheeler, Herman, Hopkins & Lagor, P.A., now known as Herman, Lagor, Hopkins & Meeks, P.A., to serve as its independent registered public accountants for the fiscal year ending June 30, 2007.

During the two fiscal years ended June 30, 2006 and 2005, and through December 15, 2006, the Company has not consulted with Wheeler, Herman, Hopkins & Lagor, P.A. regarding either:

1. The application of accounting principles to any specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Registrants' financial statements, and neither a written report was provided to Wheeler, Herman, Hopkins & Lagor, P.A. nor oral advice was provided that Wheeler, Herman, Hopkins & Lagor, P.A. concluded was an important factor considered by Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or

2. Any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv) of Regulation S-B.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Wheeler, Herman, Hopkins & Lagor, P.A., now known as Herman, Lagor, Hopkins & Meeks, P.A., Independent Registered Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at September 30, 2006 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors’ opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of OmniReliant Holdings, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

I. Unaudited Financial Statements of OmniReliant Holdings, Inc. as of March 31, 2007

Consolidated Balance Sheets at March 31, 2007 (Unaudited)	F-1
Consolidated Statement of Operations for the three monthe ended March 31, 2007, the nine months ended March 31, 2007 and for the period from August 21, 2006 (inception) through March 31, 2007 (Unaudited)
F-2
Consolidated Statements of Cash Flows for nine months ended March 31, 2007 and for the period from August 21, 2006 (inception) through March 31, 2007 (Unaudited)	F-3
Notes to Consolidated Financial Statements	F-4 - F-10

II. Audited Financial Statements of OmniReliant Corporation as of September 30, 2006

Report of Independent Registered Public Accounting Firm	F-11
OmniReliant Corporation Balance Sheet as of September 30, 2006	F-12
OmniReliant Corporation Statement of Operations for period from August 21, 2006 (Date of Inception) through September 30, 2006	F-13
OmniReliant Corporation Statement of Stockholders Equity for period from August 21, 2006 (Date of Inception) to September 30, 2006	F-14
OmniReliant Corporation Statements of Cash Flows for period from August 21, 2006 (Date of Inception) through September 30, 2006	F-15
OmniReliant Corporation Notes to Financial Statements for period from August 21, 2006 (Date of Inception) through September 30, 2006	F-16 - F-24

OMNIRELIANT HOLDINGS, INC. & SUBSIDIARY
(A Development Stage Company)
BALANCE SHEET

ASSETS
March 31,
2007
Current assets:
Cash and cash equivalents	$608,062
Prepaid expenses	35,057
Total current assets	643,119

Licenses, net of accumulated amortization of $407,165	651,346
Total other assets	651,346

Total assets	$1,294,465

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable and accrued expenses	$16,332
Total current liabilities	16,332

Stockholders' equity:

Common stock, $0.00001 par value;
100,000,000 shares authorized; 13,800,000 shares
issued and outstanding.	138

Preferred stock, $0.0001 par value;
100,000,000 shares authorized; 3,000,000 shares
issued and outstanding.	300

Additional paid in capital	2,131,249

Deficit accumulated during development stage	(853,554)
Total shareholders' equity	1,278,133

Total liabilities and shareholders' equity	$1,294,465

The accompanying condensed notes are an integral part of these interim financial statements.

OMNIRELIANT HOLDINGS, INC. & SUBSIDIARY
(A Development Stage Company)
STATEMENTS OF OPERATIONS

			For the period from
	For the three months ended	For the nine months ended	August 21, 2006 (inception)
	March 31, 2007	March 31, 2007	to March 31, 2007

Revenue	$-	$2,640	$2,640
Cost of goods sold	-	1,320	1,320
Gross margin	-	1,320	1,320

Operating expenses:
General & administrative	435,311	854,874	854,874
Total operating expenses	435,311	854,874	854,874

Operating income (loss)	(435,311)	(853,554)	(853,554)
Other income (expense)	-	-	-
Loss before provision for income taxes	(435,311)	(853,554)	(853,554)
Provision for income taxes	-	-	-

Net loss	($435,311)	($853,554)	($853,554)

Basic and diluted loss per share	($0.03)	($0.09)

Weighted average shares outstanding
basic and diluted	13,792,833	9,937,033

The accompanying condensed notes are an integral part of these interim financial statements.

OMNIRELIANT HOLDINGS, INC. & SUBSIDIARY
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

		From August 21, 2006
	Nine Months Ended	(inception) through
	March 31, 2007	March 31, 2007

Cash flows from operating activities:

Net loss	$(853,554)	$(853,554)
Adjustments to reconcile net loss to net cash
used in operating activities:
Stock Compensation	15,000	15,000
Amortization	407,165	407,165
Prepaid expenses	(35,058)	(35,058)
Accounts payable and accrued expenses	16,332	16,332
Subtotal of adjustments	403,439	403,439
Net cash used for operating activities	(450,115)	(450,115)

Cash flows from investing activities:

Investment in licenses	(1,006,010)	(1,006,010)
Net cash used for investing activities	(1,006,010)	(1,006,010)

Cash flows from financing activities:

Proceeds from sale of shares	3,015,000	3,015,000
Offering costs from preferred sale	(475,000)	(475,000)
Share buyback	(475,813)	(475,813)
Net cash provided by financing activities	2,064,187	2,064,187

Net (decrease) increase in cash and cash equivalents	608,062	608,062
Cash and cash equivalents at beginning of year	-	-

Cash and cash equivalents at end of year	$608,062	$608,062

Supplemental disclosure of cash flow information:
Interest paid	-	-
Income taxes paid	-	-
Total Supplemental disclosure of cash flow information	-	-

Supplemental schedule of non-cash investing and financing activities:
Stock issued for license	52,500	52,500
Total non-cash investing and financing transactions	$52,500	$52,500

The accompanying condensed notes are an integral part of these interim financial statements.

OMNIRELIANT HOLDINGS, INC. & SUBSIDIARY
(A Development Stage Company)
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

NOTE 1 - DESCRIPTION OF BUSINESS

Willowtree Advisor, Inc. ("the Company") was incorporated on June 16, 2004 under the laws of the State of Nevada to offer landscape advisory services. On November 22, 2006, Willowtree Advisor, Inc. entered into a Securities Purchase Agreement with OmniReliant Corporation (“OmniReliant”) and Cynthia Allison, pursuant to which OmniReliant purchased 5,000,000 shares of the Company's common stock from Ms. Allison. Also on November 22, 2006, Willowtree entered into an exchange agreement pursuant to which the Company acquired one hundred percent (100%) of the equity of OmniReliant from, the stockholders of OmniReliant. Contemporaneously, the Company entered into to a securities purchase agreement with an accredited investor for the sale of convertible preferred stock and warrants for an aggregate purchase price of $3,000,000. As a result of the Exchange Agreement, OmniReliant became a wholly-owned subsidiary of the Company and the Company succeeded to the business of OmniReliant as its sole business. The Exchange Transaction is deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance provided by the staff of the U.S. Securities and Exchange Commission, WillowTree (the legal acquirer) is considered the accounting acquiree and OmniReliant (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of OmniReliant, with the assets and liabilities, and revenues and expenses, of WillowTree being included effective from the date of consummation of the Exchange Transaction. WillowTree is deemed to be a continuation of the business of OmniReliant. The outstanding stock of WillowTree prior to the Exchange Transaction will be accounted for at its net book value and no goodwill will be recognized. Effective December 29, 2006, the Registrant’s name changed from Willowtree Advisor, Inc. to OmniReliant Holdings, Inc. As a result of the foregoing transactions, effective December 29, 2006, the Company changed its name to OmniReliant Holdings, Inc.

OmniReliant Corporation was incorporated on August 21, 2006 under the laws of the State of Florida. The Company is in the development stage and has realized only minor revenues from its planned operations. OmniReliant Corporation (“OmniReliant”) engages in the creation, design, distribution, and sale of affordable luxury products. OmniReliant plans to make these products available to U.S. and international consumers through direct response infomercials, live shopping networks, ecommerce, direct mail and traditional retail channels. OmniReliant will first focus on bringing the Kathy Hilton “Private Beauty Spa” product line to market, after which OmniReliant plans to develop other personalities and designer licenses. Ms. Hilton, who is the wife of Rick Hilton, the grandson of the Hilton Hotel founder, has agreed to appear in television segments and infomercials. We are seeking to enter into an agreement with a live shopping network which would permit us to begin marketing our first product. We expect that our costs will be limited as all inventories would be purchased by the live shopping network.  Until our products are successfully marketed on a live shopping network or via infomercials, we will not generate significant revenues and may not be successful. If we can not generate sufficient revenues to continue operations, we will be forced to suspend or cease operations.

NOTE 2 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements for the three and nine months ended March 31, 2007 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Regulation S-B as promulgated by the Securities and Exchange Commission ("SEC"). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. The condensed consolidated financial statements included in this report should be read in conjunction with the financial statements and notes thereto included in the Registrant's June 30, 2006 Annual Report on Form 10-KSB and subsequent filings on form 8-K. The unaudited financial information included in this report includes all adjustments which are, in the opinion of management, necessary to reflect a fair statement of the results for the interim periods. The operations for the three and nine months ended March 31, 2007 are not necessarily indicative of the results of the full fiscal year.

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company's financial position and results of operations.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition -- Revenue is recognized when the product is shipped to a customer, or in the limited circumstances, at destination, when terms provide that title passes at destination. Estimated amounts for sales returns and allowances are recorded at the time of sale.

Use of Estimates - The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Cash and Equivalents  -- Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased.

Merchandise Inventories -  Merchandise inventories are recorded at the lower of average cost or market. In-bound freight-related costs from our vendors are included as part of the net cost of merchandise inventories. Other costs associated with acquiring, storing and transporting merchandise inventories are expensed as incurred and included in cost of goods sold.

Trademarks and licenses -- Trademarks and licenses are recorded at cost and those with a finite life are amortized over the estimated periods of benefit. Amortization expense for the three and nine month period ended March 31, 2007 was $200,301 and $407,165, respectively.

Indefinite-lived intangible assets are reviewed annually for impairment under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, during the Company's fourth quarter of each fiscal year, or sooner, if events indicate a potential impairment. The identification and measurement of impairment of indefinite-lived intangible assets involves the estimation of the fair value of the related asset. The estimates of fair value are based on the best information available as of the date of the assessment, which primarily incorporates management assumptions about discounted expected future cash flows. Future cash flows can be affected by changes in industry or market conditions.

Income Taxes-- Deferred income taxes result primarily from temporary differences between financial and tax reporting and operating loss carry forwards. Deferred tax assets and liabilities are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates. A valuation allowance is recorded to reduce the deferred tax asset for the portion that is not expected to be realized.

Advertising- Advertising costs are charged to operations when incurred and are included in operating expenses. Advertising costs for the three and nine month period ending March 31, 2007 were $1,295 and $7,065, respectively.

Net Loss Per Share  - The Company uses SFAS No. 128, “ Earnings Per Share” for calculating the basic and diluted loss per share. Basic loss per share is computed by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share as they would be anti-dilutive.

Stock Based Compensation - In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. For public entities that file as small business issuers SFAS 123(R) is applicable as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

Recent Accounting Pronouncements
In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in -Income Taxes-an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements the impact of tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006 with the cumulative effect of the change in accounting principle recorded as an adjustment to beginning retained earnings. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Earlier application is encouraged. The adoption of this accounting pronouncement is not expected to have a material effect on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued SAB No. 108 "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements", which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable beginning fiscal 2008. The Company does not believe SAB No. 108 will have a material impact on the consolidated financial statements.

NOTE 4 - ACCOUNTING FOR STOCK BASED COMPENSATION

At March 31, 2007, the Company had not yet created a stock incentive plan which authorizes the issuance of options to purchase common stock. Prior to January 1, 2006, the Company accounted for Stock Options and Stock Based Compensation under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations, as permitted by FASB Statement No. 123, “Accounting for Stock-Based Compensation”. No stock-based employee compensation cost was recognized in the Statement of Operations for the three and nine months ended March 31, 2007. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006 are based on (a) the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006 are based on the grant-date fair value estimated in accordance with the provisions of SFAS No.123(R). Results for prior periods have not been restated.

As a result of adopting SFAS No.123(R) on January 1, 2006, this statement did not have any effect on the Company's net income and earning per share for the periods ended March 31, 2007 since no options were granted.

Stock Options and Warrants:

The following table summarizes the activity related to all Company stock options and warrants for the three and nine months ended March 31, 2007 and the year ended June 30, 2006:

Weighted Average
			Exercise Price		Exercise Price
		Stock	Per Share		Per Share
	Warrants	Options	Warrants	Options	Warrants	Options

Outstanding at June 30, 2006	-	-	$-	$-	$-	$-
Granted	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Cancelled or expired	-	-	-	-	-	-
Outstanding at September 30, 2006	-	-	-	-	-	-
Granted	6,900,000	-	$1.00-3.00	-	$2.20	-
Exercised	-	-	-	-	-	-
Cancelled or expired	-	-	-	-	-	-
Outstanding at December 31, 2006	6,900,000	-	$1.00-3.00	-	$2.20	-
Granted	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Cancelled or expired	-	-	-	-	-	-
Outstanding at March 31, 2007	6,900,000	-	$1.00-3.00	-	$2.20	-
Exercisable at March 31, 2007	6,900,000	-	$1.00-3.00	-	$2.20	-

The warrants expire at various dates ranging from January 2011 through March 2016.

NOTE 5 - EARNINGS PER SHARE

	Three Months Ended	Nine Months Ended
	March 31,	March 31,
	2007	2007

Net income available to common shareholders	($435,311)	($853,554)

Weighted average shares outstanding:
Basic	13,792,833	9,937,033

Earnings per share:
Basic	($0.03)	($0.09)
Diluted*	($0.03)	($0.09)

*Diluted weighted average per share outstanding for three and nine month periods ended March 31, 2007 does not include the effect of dilutive Series A Preferred Stock and Series A-1, A-2, BD-1, BD-2, BD-3 Warrants because to do so would have been anti-dilutive (see detailed list of anti-diluted shares below). Accordingly, basic and diluted net loss per share for this period is the same.

Common
Stock
Securities	Equivalents

Preferred:

Series A Preferred	3,000,000

Warrants:

Class A-1 Warrants	3,000,000
Class A-2 Warrants	3,000,000
Class BD-1 Warrants	300,000
Class BD-2 Warrants	300,000
Class BD-3 Warrants	300,000

Total antidilutive shares	9,900,000

NOTE 6 - INTANGIBLE ASSETS

Licensing Agreement - On October 13, 2006, the Company entered into an agreement (the “Licensing Agreement”) with a related party. This agreement was subsequently amended on November 20, 2006. Under the terms of the Licensing Agreement the Company obtained the exclusive right and license to certain licensed products through December 31, 2011 with an option to renew for an additional five year period provided all the minimum royalty payments have been paid during the initial term. In consideration of the license granted and the services to be performed, the Company will compensate the other party an annual guaranteed minimum (payable semi-annually) royalty as follows:

Annual		Minimum
Period	Dates	Royalty

1	Effective Date to 12/31/07	$1,000,000
2	1/1/08 to 12/31/08	$1,000,000
3	1/1/09 to 12/31/09	$1,000,000
4	1/1/10 to 12/31/10	$1,000,000
5	1/1/11 to 12/31/11	$1,000,000
6	1/1/12 to 12/31/15	$1,500,000

In addition to the minimum royalty payment the Company will also compensate the other party a sales royalty of eight percent (8%) on each annual period's net sales made in all venues other than infomercials; a minimum of three percent (3%) on each annual period's net sales made through infomercials and four percent (4%) should the revenues exceed media expenditures by a three to one media ratio. The sales royalty is payable on a quarterly basis within forty-five (45) days after the close of the prior quarter's sales. The payment of sales royalties are credited against the guaranteed minimum royalty payment for any annual period.

In addition to the sales royalties and guaranteed minimum royalties being paid the Company also delivered three million (3,000,000) shares of the Company's common stock, which represented 25% of the issued and outstanding common stock on that date.

On November 20, 2006 the Licensing Agreement was amended to change the date of the first annual Guaranteed Minimum Royalty payment from thirty (30) days following the effective date to January 3, 2007. In addition, the amendment revised subsequent payments to occur on January 1 st and July 1 st of each annual period. On November 22, 2006 the Company made a payment of $850,000 pursuant to this agreement. On January 10, 2007 the Company made a payment of $150,000 pursuant to the licensing agreement. The payment was the final payment of the $1,000,000 initial installment due under the agreement.

Licensing Agreement -   On February 12, 2007, the Company entered into an agreement (the “Licensing Agreement”) with a manufacturer of straightening irons. Pursuant to the terms of the contract the Company   agrees to pay Licensor a Royalty payment of one percent (1.0%) of the Adjusted Gross Collected Revenues (“AGCR”), defined below, on all revenues generated from the sale of the Product and up-sells of like category sold in connection with the Product and through the inbound call. The Royalties shall be paid quarterly, along with sufficient reports justifying the calculation of the Royalty payments. Should the Infomercial’s performance exceeds a two point two five (2.25X) times the media ratio, meaning the revenues generated by the Infomercial, less returns and charge backs exceed two and one quarter times the expenditures on the media ratio (the “Media Ratio”), the Royalty shall increase to two and one half percent (2.5%) of the AGCR. Should the Media Ratio exceeds three times (3X) Media Ratio the Royalty shall be bumped to three and one half percent (3.5%) and if the Media Ratio exceeds three and one half times (3.5X) the Royalty shall be four percent (4%) and in the event the Media Ratio exceeds four times Media Ratio the Royalty shall be boosted to five percent (5%). The Royalty on sales in all other channels of distribution except Live Shopping shall be five percent (5%) of the wholesale revenues. Licensor shall receive six percent (6%) Royalty for Live Shopping on wholesale revenues less returns. Upon the execution of this Agreement, ORH shall issue Licensor 15,000 common shares of OmniReliant Holdings, Inc. (ORHI ) which shall be restricted stock and subject to the SEC 144 Rules.

Adjusted Gross Collected Revenues.“AGCR” shall mean ORH’s Gross Revenue from sales of the Products, less all of the following:

(A)	Shipping & Handling, credit card fees, refunds, credits or other allowances on business, as actually incurred and as reserved for (“Returns”);not
(B)	Sales, excise, use, value added or any like taxes;
(C)	Cost of goods for purposes of liquidation or closeout (“Liquidation Sales”). Licensor shall have the first right of refusal to purchase the liquidation inventory at a penny above ORH’s best offer.

The reserve for Returns and un-collectibles shall initially be ten percent (10%) of Adjusted Gross Revenues, and shall be adjusted periodically based upon actual experience.

The Company shall have the right to sell and distribute the Products at such prices, and on such terms and conditions (including shipping and handling charges) as ORH may establish. In the event that ORH fails, during the one-year period commencing upon Rollout and continuing thereafter, to generate $2,000,000 in Product sales per year (“Minimum Quantities”), Licensor may provide 30 days prior written notice to ORH make ORH’s rights hereunder non-exclusive. For the life of the Product, ORH or a designated third party, such as the manufacturer, on behalf of ORH will maintain and keep in force product liability insurance with an insurer approved by Licensor in the amounts not less than $2,000,000 per occurrence and $5,000,000 in the aggregate covering all Products licensed by ORH from Licensor. ORH, Licensor and, upon ORH’s request, any of ORH’s subsidiaries, affiliates or sub-licensees who are involved with the marketing and distribution of the Products) shall be named as additional insured on all such insurance policies, each of which shall be endorsed so as to provide at least 30 days notice to ORH of its cancellation, termination or non-renewal.

For the three and nine month periods ending March 31, 2007 the Company recognized $6,563 of expense related to this agreement.

NOTE 7 - COMMITMENTS & CONTINGENCIES

Consulting Agreement - On October 1, 2006 the Company entered into a six (6) month consulting agreement with Harrington Business Development, LLC (“HBD”) to provide services related to the creation, production, and editing of infomercials and also to consult the Company on marketing and distribution of its products. In consideration for the services performed the Company will compensate HBD $15,000 per month. The shareholders of HBD are also shareholders of the Company.

Employment Agreement - On October 31, 2006 the Company entered into an employment agreement with Paul Morrison to act as its Chief Operating Officer and President. Under the terms of the agreement Mr. Morrison's contract will be for a term of two (2) years with automatic successive two (2) year term renewals subject to a notice of non-renewal. In consideration for the services Mr. Morrison is to receive a base salary of $120,000 per year with annual pay increases of ten percent (10%); incentive bonus of one and half percent (1.5%) of pretax profits on the sales of certain products payable the day after the Company's 10KSB annual report is filed with the SEC; the issuance of 300,000 shares the Company's restricted common stock payable as follows: 150,000 shares upon execution of the agreement and 150,000 shares on the first anniversary of employment with the Company.

Assignment of Contract - On November 10, 2006 the Company entered into an agreement with Reliant International Media, LLC (“RIM”) to assume a marketing and distribution agreement RIM had with a third party manufacturer of spa related products. The original agreement was entered into on September 25, 2006 for a term of twelve (12) months. The agreement gives the Company exclusive rights to market and distribute the product in the United States and Canada. The Company also received the non-exclusive right to all other countries. The shareholders of RIM are also shareholders of the Company.

International Distribution Agreement - On March 19, 2007, the Company entered into an International Distribution Agreement with Reliant International Media LLC. Pursuant to the Agreement, the Company has granted Reliant the exclusive right to represent the Company with respect to sales of certain products through retail distribution channels in the United Kingdom, Japan and Korea. The products covered by the agreement include any and all products marketed by the Company under the Kathy Hilton name, likeness or brand, excluding all perfume and perfume related products. In consideration for Reliant’s marketing services, the Company has agreed to pay to Reliant a royalty equal to ten percent of the Company’s gross revenues. The officers and major shareholders of ResponzeTV, PLC, the parent company of Reliant International Media, LLC, are also shareholders of the Company.

NOTE 8 - SHARE EXCHANGE AND EQUITY TRANSACTIONS

Common Stock Purchase Agreement -The Company and OmniReliant entered into a securities purchase agreement with the Company's then principal stockholder, Cynthia Allison, pursuant to which OmniReliant purchased 5,000,000 shares of the Company's common stock from Ms. Allison for a purchase price of $475,813. Pursuant to the Common Stock Purchase Agreement, OmniReliant transferred the 5,000,000 shares to the Company for cancellation.

Exchange Agreement - Pursuant to the Exchange Agreement, the Company issued 12,300,000 shares of common stock to the OmniReliant stockholders. The common stock was issued to the following stockholders pursuant to the Exchange Agreement:

Number of
Name	Shares

Apogee Financial Investments, Inc.	3,000,000
ZTZ Trust Inc.	3,000,000
Kevin Harrington	1,500,000
Tim Harrington	1,500,000
KRH Licensing Company, LLC	3,000,000
Paul Morrison	300,000
Total	12,300,000

Preferred Stock Purchase Agreement - The Company entered into the Preferred Stock Purchase Agreement with Vicis Capital Master Fund (the “Investor”), pursuant to which the Investor purchased 3,000 shares of the Company's series A 10% convertible preferred stock (the “Preferred Stock”), 3,000,000 Series A-1 warrants, and 3,000,000 series A-2 common stock purchase warrants (collectively, the “Warrants”) for an aggregate purchase price of $3,000,000.

In addition, the Company and the Investor entered into a registration rights agreement pursuant to which the Company agreed to file, within 90 days after the closing, a registration statement covering the common stock issuable upon conversion of the Preferred Stock and exercise of the Warrants. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages.

The Preferred Stock has a fixed conversion price of $1.00 and is convertible into an aggregate of 3,000,000 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 10% which is payable quarterly, at the option of the Company, either in cash or in shares of registered common stock at a 10% discount to the Company's stock price.

The series A-1 warrants have an exercise price of $1.50 and a term of five (5) years. The series A-2 warrants have an exercise price of $3.00 and a term of ten (10) years.

The conversion price of the Preferred Stock and the exercise price of the Warrants are subject to adjustment in certain instances, including the issuance by the Company of securities with a lower conversion or exercise price. The Series A preferred stock has no voting rights, except as required by law.

Midtown Partners LLC, which served as the Company's placement agent in connection with the Preferred Stock Purchase Agreement, received an aggregate placement agent fee of approximately $300,000, as well as the following common stock purchase warrants: (a) series BD-1 common stock purchase warrants entitling Midtown Partners to purchase 300,000 shares of the Company's common stock at an exercise price of one dollar ($1.00) per share, (b) series BD-2 common stock purchase warrants entitling Midtown Partners to purchase 300,000 shares of the Company's common stock at an exercise price of one dollar and fifty cents ($1.50) per share, and (c) series BD-3 common stock purchase warrants entitling Midtown Partners to purchase 300,000 shares of the Company's common stock at an exercise price of three dollars ($3.00) per share. The Series BD warrants have a term of ten years. Midtown Partners & Co., LLC is an NASD registered broker-dealer. The members of Midtown Partners, LLC are also shareholders of the Company.

Pursuant to a verbal agreement, Apogee Financial Investments, Inc., a merchant bank, received a cash fee of $125,000 for consulting and due diligence services rendered in connection with the transactions. Apogee Financial Investments, Inc. is owned by shareholders of the Company.

NOTE 9 - RELATED PARTY TRANSACTIONS

Consulting Agreement - On October 1, 2006 the Company entered into a six (6) month consulting agreement with Harrington Business Development, LLC (“HBD”). The shareholders of HBD are also shareholders of the Company. The Company has recognized expense related to this agreement in the amount of $45,000 and $90,000 for the three and nine month periods ending March 31, 2007, respectively. See Note 7- Consulting Agreement for further details.

Licensing Agreement - On October 13, 2006, the Company entered into a licensing agreement with a shareholder of the Company. On November 22, 2006 the Company made a payment of $850,000 pursuant to the agreement. On January 10, 2007, pursuant to the agreement, the Company paid the remaining balance due of $150,000. The Company has recognized expense related to this agreement in the amount of $200,301 and $400,602 for the three and nine month periods ending March 31, 2007, respectively. S ee Note 6-Licensing agreement for further details.

Assignment of Contract - On November 10, 2006 the Company entered into an agreement with Reliant International Media, LLC (“RIM”). The members of RIM are also shareholders of the Company. See Note 7-Assignment of Contract for further details.

Preferred Stock Purchase Agreement- Midtown Partners LLC, served as the Company's placement agent in connection with the Preferred Stock Purchase Agreement. The member’s of Midtown Partners, LLC are also shareholders of the Company. See Note 8- Preferred Stock Purchase Agreement for further details.

Preferred Stock Purchase Agreement -   Pursuant to a verbal agreement, Apogee Financial Investments, Inc., a merchant bank, received a cash fee of $125,000 for consulting and due diligence services rendered in connection with the Preferred Stock Purchase Agreement, Exchange Agreement and the Common Stock Purchase Agreement. Apogee Financial Investments, Inc. is owned by shareholders of the Company. See Note 8 for further details on the transactions.

Consulting Agreement - On December 8, 2006 pursuant to a verbal agreement with the Company, TotalCFO, LLC received a cash fee of $15,085 for consulting services rendered. On January 26, 2007 an additional fee of $15,225 was paid to TotalCFO, LLC pursuant to the verbal agreement. TotalCFO, LLC is owned by a shareholder of the Company. The Company has recognized expense related to this agreement in the amount of $15,225 and $30,310 for the three and nine month periods ending March 31, 2007, respectively.

International Distribution Agreement - On March 19, 2007, the Company entered into an International Distribution Agreement with Reliant International Media LLC. The officers and major shareholders of ResponzeTV, PLC, the parent company of Reliant International Media, LLC, are also shareholders of the Company. See Note 7- International Distribution Agreement for further details.

NOTE 10 - SUBSEQUENT EVENTS

On April 27, 2007 the Company entered into a three year consulting agreement with a public relations firm. Pursuant to the terms of the agreement the Company will pay the following as compensation for services: $7,500 payable each month; 1,000,000 warrants with a term of 3 years, issued at the onset, entitling the holder to purchase shares of the Company’s common stock at an exercise price of $1.00 per share; exclusive rights to all future public relation contracts awarded to the Company for Kathy Hilton licenses; and compensation at the rate of 3% of projected gross wholesale sales per year on all future Kathy Hilton licenses awarded to the Company.

On April 1, 2007 the Company verbally extended the term of the Harrington Business Development, LLC consulting agreement (See Note 7- Consulting Agreement for further details), entered into on October 1, 2006, for an additional 3 months.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
OmniReliant Corporation
Tampa, FL

We have audited the accompanying balance sheet of OmniReliant Corporation (a development stage company) as of September 30, 2006 and the related statement of operations, stockholders' equity, and cash flows for the period from August 21, 2006 (date of inception) through September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2006, and the results of its operations and its cash flows for the period from August 21, 2006 (date of inception) through September 30, 2006 in conformity with U.S generally accepted accounting principles.

/s/ Wheeler, Herman, Hopkins & Lagor, PA
Tampa, Florida
November 21, 2006

OmniReliant Corporation
(A Development Stage Company)
Balance Sheet
As of September 30, 2006

ASSETS

Current assets:
Cash and cash equivalents	$17,640
Inventories	530
Total current assets	18,170

Licenses, net of accumulated amortization of $0	3,776
Total other assets	3,776

Total assets	$21,946

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable	$9,658
Total current liabilities	9,658

Stockholders' equity:

Common stock, $0.0001 par value;
100,000,000 shares authorized; 9,000,000 shares issued and outstanding	900

Additional paid in capital	14,100

Deficit accumulated during development stage	(2,712)
Total shareholders' equity	12,288

Total liabilities and shareholders' equity	$21,946

See notes to financial statements

OmniReliant Corporation
(A Development Stage Company)
Statement of Operations

For the period from
August 21, 2006
(date of inception)
to September 30, 2006

Revenue	$2,640
Cost of goods sold	1,320
Gross margin	1,320

Operating expenses:
General & administrative	4,032
Total operating expenses	4,032

Operating income (loss)	(2,712)
Other income (expense)	-
Loss before provision for income taxes	(2,712)
Provision for income taxes	-

Net loss	($2,712)

Basic and diluted loss per share	($0.00)

Weighted average shares outstanding
basic and diluted	8,550,000

See notes to financial statements

OmniReliant Corporation
(A Development Stage Company)
Statement of Stockholders’ Equity
For the period from
August 21, 2006 (date of inception)
to September 30, 2006

	Common Stock A		Additional Paid in	Retained
	Shares	$	Capital	Earnings	Total

August 21, 2006 (date of inception)	9,000,000	$900	$14,100	$-	$15,000
Net loss for the period from August 21, 2006 (date of inception) to September 30, 2006	-	-	-	(2,712)	(2,712)

Balance at September 30, 2006	9,000,000	$900	$14,100	$(2,712)	$12,288

See notes to financial statements

OmniReliant Corporation
(A Development Stage Company)
Statement of Cash Flows

For the period from
August 21, 2006
(date of inception)
to September 30, 2006

Cash flows from operating activities:

Net loss	($2,712)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Inventories	(530)
Accounts payable	9,658
Subtotal of adjustments	9,128
Net cash provided by operating activities	6,416

Cash flows from investing activities:

Investment in licenses	(3,776)
Net cash used for investing activities	(3,776)

Cash flows from financing activities:

Proceeds from sale of shares	15,000
Net cash provided by financing activities	15,000

Net increase in cash and cash equivalents	17,640
Cash and cash equivalents at beginning of year	-

Cash and cash equivalents at end of year	$17,640

Supplemental schedule of non-cash transactions:
Cash paid during the period for:
Interest	-
Taxes	-
Total non-cash transactions	$-

See notes to financial statements

OmniReliant Corporation
(A Development Stage Company)
Notes to Financial Statements
For the period from
August 21, 2006 (date of inception)
to September 30, 2006

1. ORGANIZATIONAL MATTERS

The Company - OmniReliant (the Company) was organized and incorporated on August 21, 2006 and is headquartered in Tampa, Florida. The Company has been in the development stage since its inception and has had limited operations to date.

Nature of Operations - The Company intends on entering into licensing agreements with celebrities to market and brand prestigious cosmetics, perfumes and spa related products.  The initial plans are for the Company to distribute these products primarily through direct response marketing infomercial campaigns and infomercials presented on live shopping networks, ecommerce, direct mail and traditional retail channels. We will first focus on bringing the Kathy Hilton “Private Beauty Spa” product line to market, after which we plan to develop other personalities and designer licenses. The Company does not intend to manufacture any of the products nor take any large positions in the inventory, but plans on entering into distribution agreements with manufacturers to supply the products.

2. GOING CONCERN

The Company’s financial statements have been presented on the basis that it will continue as a going concern. With the completion of its private placement offering (see Note 6:“Financing and Merger”) the Company’s management believes it will have sufficient working capital to fund operations for the next twelve (12) months. As shown in the accompanying financial statements, the Company has incurred cumulative net operating losses of $2,712 since inception and is considered a company in the development stage.

The Company has not been successful to date in executing its business plan and there are no guarantees that it will be successful in implementing it in the future. The Company has not generated significant revenues from its business plan and has primarily relied upon contributions and loans from shareholders to fund operations. There are no guarantees the Company’s shareholders will continue to fund operations or that there will be a viable market for the Company to raise additional capital.

3. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates— The Company prepares the financial statements in accordance with generally accepted accounting principles of the United States and, accordingly, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

OmniReliant Corporation
(A Development Stage Company)
Notes to Financial Statements
For the period from
August 21, 2006 (date of inception)
to September 30, 2006

Cash and Equivalents— Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased.

Merchandise Inventories   —   Merchandise inventories are recorded at the lower of average cost or market. In-bound freight-related costs from our vendors are included as part of the net cost of merchandise inventories. Other costs associated with acquiring, storing and transporting merchandise inventories are expensed as incurred and included in cost of goods sold.

Trademarks and licenses — Trademarks and licenses are recorded at cost and those with a finite life are amortized over the estimated periods of benefit. Amortization expense for the period from August 21, 2006 (date of inception) to September 30, 2006 was $0.

Indefinite-lived intangible assets are reviewed annually for impairment under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, during the Company’s fourth quarter of each fiscal year, or sooner, if events indicate a potential impairment. The identification and measurement of impairment of indefinite-lived intangible assets involves the estimation of the fair value of the related asset. The estimates of fair value are based on the best information available as of the date of the assessment, which primarily incorporates management assumptions about discounted expected future cash flows. Future cash flows can be affected by changes in industry or market conditions.

Revenue Recognition — Revenue is recognized when the product is shipped to a customer, or in the limited circumstances, at destination, when terms provide that title passes at destination. Estimated amounts for sales returns and allowances are recorded at the time of sale.

Income Taxes— Deferred income taxes result primarily from temporary differences between financial and tax reporting and operating loss carry forwards. Deferred tax assets and liabilities are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates. A valuation allowance is recorded to reduce the deferred tax asset for the portion that is not expected to be realized.

Advertising — Advertising costs are charged to operations when incurred and are included in operating expenses. Advertising costs for the period from August 21, 2006 (date of inception) to September 30, 2006 were $0.

Net Loss Per Share— The Company uses SFAS No. 128, “ Earnings Per Share” for calculating the basic and diluted loss per share. Basic loss per share is computed by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share as they would be anti-dilutive.

OmniReliant Corporation
(A Development Stage Company)
Notes to Financial Statements
For the period from
August 21, 2006 (date of inception)
to September 30, 2006

Stock Based Compensation — In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. For public entities that file as small business issuers SFAS 123(R) is applicable as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

Recent Accounting Pronouncements —   FASB Interpretation No 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”) was issued in March 2005 and clarifies the accounting prescribed in SFAS No. 143, “Accounting for Asset Retirement Obligations”. FIN 47 requires the recognition of a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated, even though uncertainty exists as to the timing and method of settlement. Management is currently evaluating the requirements of FIN 47 and has not yet determined the impact on the financial statements.

FASB Interpretation No 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), was issued in July 2006. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on a tax return. The Company will be required to adopt FIN 48 in the first quarter of fiscal 2008. Management is currently evaluating the requirements of FIN 48 and has not yet determined the impact on the financial statements.

OmniReliant Corporation
(A Development Stage Company)
Notes to Financial Statements
For the period from
August 21, 2006 (date of inception)
to September 30, 2006

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about assets and liabilities measured at fair value. The Company will be required to adopt SFAS 157 in the first quarter of fiscal 2009. Management is currently evaluating the requirements of SFAS 157 and has not yet determined the impact on the financial statements.

In September 2006, the FASB issued SFAS No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS 158 requires an employer to recognize a plan ’ s funded status in its statement of financial position, measure a plan ’ s assets and obligations as of the end of the employer ’ s fiscal year and recognize the changes in a defined benefit postretirement plan ’ s funded status in comprehensive income in the year in which the changes occur. The Company will be required to recognize the funded status of benefit plans and adopt the new disclosure requirements effective August 31, 2007. The Company will be required to measure plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position effective August 31, 2009. Management is currently evaluating the requirements of SFAS 158, but based on the current funded status of the plans, management does not anticipate SFAS 158 will have a material impact on the Company's financial statements.

4. INTANGIBLE ASSETS

The Company’s intangible assets as of September 30, 2006 were $3,776. The amounts represent costs incurred in obtaining licensing agreements. As of September 30, 2006 the Company had not entered into any licensing agreements. The Company has not been amortizing the costs of the license agreements but will begin once the agreement becomes effective. All costs associated with obtaining a license agreement are capitalized unless the license is rejected.

5. LINE OF CREDIT

In August 2006, the Company entered into an agreement with a bank for a line of credit facility of up to $20,000. The credit line ("Line") will expire on August, 2007. The Line bears interest at 24.2% and is unsecured. There were no outstanding borrowings under the Line as of September 30, 2006.

OmniReliant Corporation
(A Development Stage Company)
Notes to Financial Statements
For the period from
August 21, 2006 (date of inception)
to September 30, 2006

6. INCOME TAXES

The Company had a net operating loss for the year ended September 30, 2006. We have provided no current income tax expense or benefit due to the losses incurred. The net operating loss for tax purposes was approximately $2,712 for the period from August 21, 2006 (date of inception) to September 30, 2006, which is available for carry forward. The Company will elect to forgo the carry back, as this is the first year of operations, and will carry the net operating losses forward for up to twenty years. The Company has provided a 100% valuation allowance for the deferred tax benefit resulting from the net operating loss carryover. The valuation allowance is being applied because of the limited history of the company and inability to predict taxable income going forward. In addressing the potential impact of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. A reconciliation of the statutory Federal income tax rate and the effective income tax rate for the period from August 21, 2006 (inception) to September 30, 2006 is as follows:

September 30,
2006

Statutory federal income tax rate	-34.00%
State income taxes, net of federal taxes	-3.96%
Non-deductible items	0.00%
Valuation allowance	37.96%
Effective income tax rate	0.00%

Significant components of deferred tax assets and liabilities are as follows:

September 30,
2006
Deferred tax assets (liabilities):
Net operating loss carryforwards	$1,029
Deferred tax assets, net	1,029
Valuation allowance	(1,029)
Net deferred tax asset	$-

OmniReliant Corporation
(A Development Stage Company)
Notes to Financial Statements
For the period from
August 21, 2006 (date of inception)
to September 30, 2006

7. SUBSEQUENT EVENTS

Licensing Agreement — On October 13, 2006, t he Company entered into an agreement (the “Licensing Agreement”). This agreement was subsequently amended on November 20, 2006. Under the terms of the Licensing Agreement the Company obtained the exclusive right and license to certain licensed products through December 31, 2011 with an option to renew for an additional five year period provided all the minimum royalty payments have been paid during the initial term. In consideration of both the license granted and the services to be performed the Company will compensate the other party an annual guaranteed minimum (payable semi-annually) royalty as follows:

Annual Period	Dates	Minimum Royalty

1	Effective Date to 12/31/07	$1,000,000
2	1/1/07 to 12/31/08	$1,000,000
3	1/1/08 to 12/31/09	$1,000,000
4	1/1/09 to 12/31/10	$1,000,000
5	1/1/10 to 12/31/11	$1,000,000
6	1/1/11 to 12/31/15	$1,500,000

In addition to the minimum royalty payment the Company will also compensate the other party a sales royalty of eight percent (8%) on each annual period’s net sales made in all venues other than infomercials; a minimum of three percent (3%) on each annual period’s net sales made through infomercials and four percent (4%) should the revenues exceed media expenditures by three to one media ratio. The sales royalty is payable on a quarterly basis within forty-five (45) days after the close of the prior quarter’s sales. The payment of sales royalties are credited against the guaranteed minimum royalty payment for any annual period.

In addition to the sales royalties and guaranteed minimum royalties being paid the Company will also delivered three million (3,000,000) shares o the Company’s common stock, which represented 25% of the issued and outstanding common stock on that date.

On November 20, 2006 the Licensing Agreement was amended to change the date of the first annual Guaranteed Minimum Royalty payment from thirty (30) days following the effective date to January 3, 2007. In addition, the amendment revised subsequent payments to occur on January 1 st and July 1 st of each annual period.

Consulting Agreement — On October 1, 2006 the Company entered into a six (6) month consulting agreement with Harrington Business Development, LLC (“HBD”) to provide services related to the creation, production, and editing of infomercials and also to consult the Company on marketing and distribution of its products. In consideration for the services performed the Company will compensate HBD $15,000 per month. The shareholders of HBD are also shareholders of the Company.

OmniReliant Corporation
(A Development Stage Company)
Notes to Financial Statements
For the period from
August 21, 2006 (date of inception)
to September 30, 2006

Employment Agreement — On October 31, 2006 the Company entered into an employment agreement with Paul Morrison to act as its Chief Operating Officer and President. Under the terms of the agreement Mr. Morrison’s contract will be for a term of two (2) years with automatic successive two (2) year term renewals subject to a notice of non-renewal. In consideration for the services Mr. Morrison is to receive a base salary of $120,000 per year with annual pay increases of ten percent (10%); incentive bonus of one and half percent (1.5%) of pretax profits on the sales of certain products payable the day after the Company’s 10KSB annual report is filed with the SEC; the issuance of 300,000 shares the Company’s restricted common stock payable as follows: 150,000 shares upon execution of the agreement and 150,000 shares on the first anniversary of employment with the Company.

Assignment of Contract — On November 10, 2006 the Company entered into an agreement with Reliant International Media, LLC (“RIM”) to assume a marketing and distribution agreement RIM had with a third party manufacturer of spa related products. The original agreement was entered into on September 25, 2006 for a term of twelve (12) months. The agreement gives the Company exclusive rights to market and distribute the product in the United States and Canada. The Company also received the non-exclusive right to all other countries. The shareholders of RIM are also shareholders of the Company.

Financing & Merger —  On November 22, 2006, Willowtree Advisor, Inc. (“Willowtree” or “NewCo”) entered into an exchange agreement (the “Exchange Agreement”) pursuant to which NewCo acquired all of the issued and outstanding equity of OmniReliant Corp., a Nevada corporation (“OmniReliant”), from the stockholders of OmniReliant. As a result of the Exchange Agreement, OmniReliant became a wholly-owned subsidiary of NewCo. Contemporaneously, NewCo entered in to to a securities purchase agreement (the “Purchase Agreement”) with an outside investor and was party to a security purchase agreement by and between OmniReliant and Cynthia Allison (the “Allison SPA”).

The following is a summary of the agreements which NewCo entered into on November 22, 2006.

Purchase Agreement

NewCo entered into the Purchase Agreement with an investor (the “Investor”), pursuant to which the Investor purchased 3,000 shares of the NewCo’s series A 10% convertible preferred stock (the “Preferred Stock”), 3,000,0000 Series A-1 warrants, and 3,000,000 series A-2 common stock purchase warrants (collectively, the “Warrants”) for an aggregate purchase price of $3,000,000.

OmniReliant Corporation
(A Development Stage Company)
Notes to Financial Statements
For the period from
August 21, 2006 (date of inception)
to September 30, 2006

In addition, NewCo and the Investor entered into a registration rights agreement pursuant to which the Company agreed to file, within 90 days after the closing, a registration statement covering the common stock issuable upon conversion of the Preferred Stock and exercise of the Warrants. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages. The maximum aggregate liquidated damages payable to a holder under this agreement shall be 9% of the aggregate subscription amount paid by such holder pursuant to the purchase agreement.

The Preferred Stock has a fixed conversion price of $1.00 and is convertible into an aggregate of 3,000,000 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 10% which is payable, at the option of the Company, either in cash or in shares of registered common stock at a 10% discount to the Company’s stock price.

The series A-1 warrants have an exercise price of $1.50 and a term of five (5) years. The series A-2 warrants have an exercise price of $3.00 and a term of ten (10) years.

The conversion price of the Preferred Stock and the exercise price of the Warrants are subject to adjustment in certain instances, including the issuance by the Company of securities with a lower conversion or exercise price. The Series A preferred stock has no voting rights, except as required by law.

Midtown Partners LLC, a related party, which served as the NewCo’s placement agent in connection with the Purchase Agreement, will receive aggregate placement agent fees of approximately $300,000, and received (a) Series BD-1 Common Stock Purchase Warrants to Midtown Partners entitling Midtown Partners to purchase 300,000 shares of the Company's common stock at an exercise price of one dollar ($1.00) per share, (b) Series BD-2 Common Stock Purchase Warrants to Midtown Partners entitling Midtown Partners to purchase 300,000 shares of the Company's common stock at an exercise price of one dollar and fifty cents ($1.50) per share, and (c) Series BD-3 Common Stock Purchase Warrants to Midtown Partners entitling Midtown Partners to purchase 300,000 shares of the Company's common stock at an exercise price of three dollars ($3.00) per share. These Warrants have a term of ten (10) years and contain a cashless exercise provision .

Exchange Agreement

On November 22, 2006, Willowtree Advisor, Inc. (“Willowtree” or “NewCo”) entered into an exchange agreement (the “Exchange Agreement”) pursuant to which NewCo acquired all of the issued and outstanding equity of OmniReliant Corp., a Nevada corporation (“OmniReliant”), from the stockholders of OmniReliant. As a result of the Exchange Agreement, OmniReliant became a wholly-owned subsidiary of NewCo.

OmniReliant Corporation
(A Development Stage Company)
Notes to Financial Statements
For the period from
August 21, 2006 (date of inception)
to September 30, 2006

Allison SPA

On November 22, 2006 OmniReliant Corporation, Cynthia Allison and Willowtree Advisor, Inc. entered into a Securities Purchase Agreement (the “Allison SPA”)_pursuant to which OmniReliant purchased 5,000,000 restricted common shares of Willowtree from Cynthia Allison for $475,000 in a private transaction. Pursuant to the Allison SPA, Chris Phillips was named a director of Willowtree and subsequently Ms. Allison resigned from her positions as an officer and director of Willowtree. Additionally, the 5,000,000 shares of stock purchased by OmniReliant were returned to the Treasury of Willowtree and retired.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Section 5 of our Articles of Incorporation

2.	Article XII of our Bylaws

3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$1,331.95
Accounting fees and expenses	7,000
Legal fees and expenses	25,000*
TOTAL	$33,331.95

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On May 25, 2007, the Company entered into the Preferred Stock Purchase Agreement with Dynamic Decisions Strategic Opportunities (the “Investor”), pursuant to which the Investor purchased 600 shares of the Company’s series B 10% convertible preferred stock (the “Preferred Stock”), 480,000 Series B-1 warrants, and 480,000 series B-2 common stock purchase warrants (collectively, the “Warrants”) for an aggregate purchase price of $600,000.

The Preferred Stock has a fixed conversion price of $1.25 and is convertible into an aggregate of 480,000 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 10% which is payable quarterly, at the option of the Company, either in cash or in shares of registered common stock at a 10% discount to the Company’s stock price.

The series B-1 warrants have an exercise price of $1.87 and a term of three (3) years. The series B-2 warrants have an exercise price of $3.75 and a term of five (5) years.

Midtown Partners LLC, which served as the Company’s placement agent in connection with the Preferred Stock Purchase Agreement, will receive placement agent fees of approximately $60,000, as well as the following common stock purchase warrants: (a) series BD-4 common stock purchase warrants entitling Midtown Partners to purchase 48,000 shares of the Company's common stock at an exercise price of one dollar and eighty-seven cents ($1.87) per share, and (b) series BD-5 common stock purchase warrants entitling Midtown Partners to purchase 48,000 shares of the Company's common stock at an exercise price of three dollars and seventy-five cents ($3.75) per share and (c) series BD-6 common stock purchase warrants entitling Midtown Partners to purchase 48,000 shares of the Company's common stock at an exercise price of one dollar and twenty five cents ($1.25) per share. The Series BD warrants have a term of ten years. Midtown Partners & Co., LLC is an NASD registered broker-dealer.

On April 27, 2007, we issued a warrant to purchase 1,000,000 shares of common stock to Paul Wilmot Communications at an exercise price of $1.00 per shares in consideration for services rendered. The warrant is exerciseable for three years from the date of issuance. The securities issued to Paul Wilmot Communications were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended.

On March 12, 2007, the Company issued 15,000 shares of its common stock to Brett Saevitzon, with a fair market value of $22,500, for services provided. The shares of common stock issued to Mr. Saevitzon were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended.

As previously disclosed, on November 22, 2006, we entered into a Preferred Stock Purchase Agreement with Vicis Capital Master Fund, pursuant to which Vicis purchased 3,000 shares of our series A 10% convertible preferred stock (the “Preferred Stock”), 3,000,0000 Series A-1 warrants, and 3,000,000 series A-2 common stock purchase warrants (collectively, the “Warrants”) for an aggregate purchase price of $3,000,000.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of OmniReliant Holdings, Inc. or executive officers of OmniReliant Holdings, Inc., and transfer was restricted by OmniReliant Holdings, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit
List mean OmniReliant Holdings, Inc. fka Willowtree Advisor, Inc., a Nevada corporation.

Exhibit Number	Description

2.1	Stock Exchange Agreement ***

2.2	Securities Purchase Agreement by and among OmniReliant Corporation, Willowtree Advisor and Cynthia Allison.***

3.1	Willowtree Advisor Articles of Incorporation *

3.2	Willowtree Advisor Bylaws *

3.3	Willowtree Advisor Certificate Designation of Series A 10% Convertible Preferred Stock ***

3.4	Certificate of Designation of Series B 10% Convertible Preferred Stock ********

5.1	Consent of Sichenzia Ross Friedman Ference LLP*******

10.1	Securities Purchase Agreement by and among Willowtree Advisor and the Purchasers identified therein. ***

10.2	Registration Rights Agreement ***

10.3	Form of Common Stock Purchase Warrant ***

10.4	Paul Morrison Executive Employment Agreement ***

10.5	Kathy Hilton License Agreement ****

10.6	First Amendment to Kathy Hilton License Agreement ***

10.7	Harrington Business Development, LLC Consulting Agreement ***

10.8	Guaber S.P.A. International Marketing & Distribution Agreement ***

10.9	Assignment of Guaber S.P.A. International Marketing & Distribution Agreement ***

10.10	Midtown Partners & Co., LLC Placement Agent Agreement ***

10.11	First Amendment to Placement Agent Agreement ***

10.12	Articles of Merger******

10.13	Amendment No. 1 to Registration Rights Agreement*******

10.14	Securities Purchase Agreement by and among OmniReliant Holdings and the Purchasers identified therein. ********

10.15	Registration Rights Agreement ********

10.16	Form of Common Stock Purchase Warrant ********

16.1	Letter from Former Accountant *****

14.1	Code of Ethics **

23.1	Consent of Sichenzia Ross Friedman Ference LLP (see exhibit 5.1)

23.2	Consent of Wheeler, Herman, Hopkins & Lagor, P.A.

99.1	Audit Committee Charter **

99.1	Disclosure Committee Charter **

* Incorporated by reference from the Registrant's Form SB-2 Registration Statement filed with the Securities and Exchange Commission on August 2, 2004 (File No. 333-117840).

** Incorporated by reference from to the Registrant’s Form 10-KSB for the period ending June 30, 2005 filed with the Securities and Exchange Commission on November 2, 2005.

*** Incorporated by reference from to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on November 29, 2006.

**** Subject to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

***** Incorporated by reference from to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 20, 2006.

****** Incorporated by reference from to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 29, 2006.

*******Incorporated by reference from the Registrant’s Form SB-2 (File No. 333-140800) filed with the Securities and Exchange Commission on February 20, 2007.

******** Incorporated by reference from to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on June 1, 2007.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, OmniReliant Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized.

OmniReliant Holdings, Inc.

Dated: June 26, 2007	By:	/s/ Christopher Phillips
Name: Christopher Phillips Title: Interim Chief Executive Officer, Chief Financial Officer, Director (Principal Executive, Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

By: /s/ Christopher Phillips	Interim Chief Executive Officer,	June 26, 2007
Christopher Phillips	Chief Financial Officer, Director
(Principal Executive, Financial and Accounting Officer)

By: *	Chairman of the Board	June 26, 2007
Lucien Lallouz

By: /s/ Richard Diamond	Director	June 26, 2007
Richard Diamond

By: *	Director	June 26, 2007
Tim Harrington

By: *	Director	June 26, 2007
Kevin Harrington

* By /s/ Christopher Phillips, authorized under Power of Attorney filed with Pre-Effective Amendment No. 1 to Form SB-2 (File No. 333-140800), filed with the Securities and Exchange Commission on February 22, 2007.